UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XOMA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XOMA CORPORATION

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of XOMA Corporation on May 18, 2017, which will be held virtually via live webcast at http://www.virtualshareholdermeeting.com/XOMA17 at 9:00 a.m. Pacific time. The meeting will be held online only.

Details of the business to be conducted at the annual meeting are provided in the Notice of Annual Meeting of Stockholders and proxy statement. Also, for your information, we are making available a copy of our annual report to stockholders for the fiscal year ended on December 31, 2016. We are providing our stockholders access to all of these materials via the Internet, reducing the amount of paper necessary to produce these materials, as well as costs associated with mailing all of these materials to all stockholders. Accordingly, on or about April 5, 2017, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders of record as of March 23, 2017 and will have posted our proxy materials on the website referenced in the Notice (http://www.virtualshareholdermeeting.com/CALX15) As more fully described in the Notice, all stockholders may choose to access our proxy materials on that website, and any stockholder may request a printed set of such materials.

We hope that you will attend the online annual meeting. In any event, please promptly vote your proxy by accessing the Internet, via the toll-free telephone number in the Notice or, if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

Sincerely yours,

James Neal Chief Executive Officer

XOMA CORPORATION

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 9:00 A.M. ON MAY 18, 2017

To the Stockholders of XOMA Corporation:

The annual meeting of stockholders of XOMA Corporation (the “Company”) will be held virtually via live webcast at http://www.virtualshareholdermeeting.com/XOMA 2017 on May 18, 2017, at 9:00 a.m. Pacific time, for the following purposes:

1.	To elect our nominees for director;

2.	To approve an amendment to the Company’s 2010 Long Term Incentive and Stock Award Plan to (a) increase the number of shares of Common Stock issuable over the term of the plan by an additional 1,470,502 to 2,579,062 shares in the aggregate; (b) increase the number of shares of common stock issuable under the plan as incentive stock options by an additional 2,004,087 to 2,579,062 shares; (c) increase the per person award limits for purposes of compliance with Section 162(m) to 2,000,000 shares for options and SARs and to 2,000,000 shares for other types of stock awards; and (d) for purposes of Section 162(m) (i) confirm existing performance criteria upon which performance goals may be based with respect to performance awards under the Long Term Incentive Plan, and (ii) confirm existing means of adjustment when calculating the attainment of performance goals for performance awards granted under the Long Term Incentive Plan;

3.	To approve an amendment to the Company’s 2015 Employee Share Purchase Plan to increase the number of shares of Common Stock issuable over the term of the plan by 250,000 to 265,000 shares in the aggregate;

4.	To ratify the appointment of Ernst & Young LLP to act as the Company’s independent registered public accounting firm for the 2017 fiscal year;

5.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement;

6.	To approve, on a non-binding advisory basis, the frequency of holding future advisory votes on executive compensation; and

7.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 23, 2017, as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof. On March 23, 2017, the Company had 7,585,629 shares of common stock issued and outstanding. The proxy materials prepared in connection with the annual meeting are being made available at http://www.virtualshareholdermeeting.com/XOMA2017.

By Order of the Board of Directors,

Thomas Burns Senior Vice President, Finance and Chief Financial Officer

This proxy statement and the related proxy card are being sent or made available on or about April 5, 2017.

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 2017

Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.sec.gov and on our website, www.xoma.com, by clicking “Investors & Media” and then “SEC Filings.” We will mail without charge, upon written request, a copy of the proxy statement and Annual Report on Form 10-K. Requests should be sent to: XOMA Corporation, Attention Corporate Secretary, 2910 Seventh Street, Berkeley, California 94710.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed on the enclosed proxy card, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the online meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

XOMA CORPORATION

PROXY STATEMENT

TO THE STOCKHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of XOMA Corporation, a Delaware corporation (“XOMA” or the “Company”), for use at the annual meeting of stockholders to be held virtually via live webcast at http://www.virtualshareholdermeeting.com/XOMA2017 at 9:00 a.m. Pacific time on May 18, 2017, or any adjournment or postponement thereof, at which stockholders of record holding shares of common stock on March 23, 2017, will be entitled to vote. On March 23, 2017, the Company had issued and outstanding 7,585,629 shares of common stock, par value $0.0075 per share (“Common Stock”). Holders of Common Stock are entitled to one vote for each share held.

Access via Internet

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report, to each stockholder of record, we have decided to provide access to these materials via the Internet to all of our stockholders. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 5, 2017, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to stockholders of record as of March 23, 2017, and will have posted our proxy materials on the website referenced in the Notice (http://www.virtualshareholdermeeting.com/XOMA2017). As more fully described in the Notice, all stockholders may choose to access our proxy materials on that website, and any stockholder may request a printed set of such materials.

How to vote your shares

Your shares can be voted at the annual meeting only if you are online during the webcast or represented by proxy. All registered stockholders can appoint a proxy via the Internet by telephone or by paper proxy, by following the instructions included with their proxy card. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their shares of Common Stock. Submitting the proxy via the Internet, by phone or by signing and returning the proxy card does not affect your right to vote online at the annual meeting.

Voting of Proxy

All shares represented by a valid proxy to the annual meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instruction and do not hold your shares beneficially thorough a broker, bank or other nominee, your shares will be voted:

•	FOR each of the nominees for the Board of Directors;

•

FOR an amendment to the Company’s 2010 Long Term Incentive and Stock Award Plan to (a) increase the number of shares of Common Stock issuable over the term of the plan by an additional 1,470,502 to 2,579,062 shares in the aggregate; (b) increase the number of shares of common stock issuable under the plan as incentive stock options by an additional 2,004,087 to 2,579,062 shares; (c) increase the per person award limits for purposes of compliance with Section 162(m) to 2,000,000 shares for options and SARs and to 2,000,000 shares for other types of stock awards; and (d) for purposes of Section 162(m) (i) confirm existing performance criteria upon which performance goals may be based with respect to performance awards under the Long Term Incentive Plan, and (ii) confirm existing means of adjustment when calculating the attainment of performance goals for performance awards granted under the Long Term Incentive Plan;

•	FOR an amendment to the Company’s 2015 Employee Share Purchase Plan to increase the number of shares of Common Stock issuable over the term of the plan by 250,000 to 265,000 shares in the aggregate;

•	FOR the appointment of Ernst & Young LLP to act as the Company’s independent registered public accounting firm for the 2017 fiscal year;

•	FOR the advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement; and

•	FOR the advisory vote to approve the frequency of holding future advisory votes on executive compensation.

Revocability of Proxies

In the case of registered stockholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2910 Seventh Street, Berkeley, California 94710, (b) logging in and voting at the online annual meeting, (c) properly executing a later-dated proxy and delivering it to the Company before the annual meeting, or (d) retransmitting a subsequent proxy via the Internet or by phone before the annual meeting. Logging in without voting at the annual meeting will not automatically revoke a proxy, and any revocation during the virtual meeting will not affect votes previously taken. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm for revoking their previously-appointed proxies. Abstentions and broker non-votes are each included in the number of shares of Common Stock present and entitled to vote for purposes of establishing a quorum, but are not counted in tabulations of the votes cast on proposals presented to stockholders.

Quorum

The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date will constitute a quorum. Abstentions are included in the number of shares of Common Stock present and entitled to vote for purposes of establishing a quorum, but are not counted in tabulations of the votes cast on proposals presented to stockholders.

The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and delivery of this proxy statement, the proxy card, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares of Common Stock that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by telephone, electronic or personal solicitation by directors, officers, or employees of the Company for no additional compensation. Stockholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers, which will be borne by the stockholders.

COMMON STOCK OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding all stockholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding shares of Common Stock and regarding each director, each of our named executive officers (“NEOs”) and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding shares of Common Stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares that the holder has the right to acquire under stock options, warrants exercisable and restricted stock units releasable within 60 days from March 1, 2017. The percentages in the table below are based on an aggregate of 7,525,015 shares of Common Stock issued and outstanding as of March 1, 2017. Except for information based on Schedules 13G and 13D, as indicated in the footnotes, amounts are as of March 1, 2017, and each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to community property laws where applicable. An individual’s presence on this or any other table presented herein is not intended to be reflective of such person’s status as a “reporting person” under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The address for each director and executive officer listed in the table below is c/o XOMA Corporation, 2910 Seventh Street, Berkeley, California 94710.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(%)
BVF Inc.(1)	1,503,565	19.98
John Varian(2)	106,753	1.42
James Neal(3)	33,756	*
Patrick J. Scannon, M.D., Ph.D.(4)	24,987	*
Thomas Burns(5)	17,869	*
Peter Barton Hutt(6)	15,270	*
Joseph M. Limber(7)	11,427	*
Paul D. Rubin, M.D.(8)	13,505	*
W. Denman Van Ness(9)	13,446	*
Timothy P. Walbert(10)	13,219	*
Jack L. Wyszomierski(11)	13,191	*
Matthew D. Perry(12)	2,537	*
All directors and current executive officers as a group as of the record date (9 persons)	227,468	3.02%

*	Indicates less than 1%.
(1)	Based on the 13D filing on February 21, 2017, as of February 21, 2017, BVF Inc. and its related entities beneficially held 1,503,565 shares of common stock and 5,003 shares of Series X preferred stock. BVF Partners L.P., or Partners, is the general partner of Biotechnology Value Fund, L.P., or BVF, and Biotechnology Value Fund II, L.P., or BVF II, is the investment manager of Biotechnology Value Trading Fund OS LP, or Trading Fund OS, and the sole member of BVF Partners OS Ltd., or Partners OS. BVF Inc. is the general partner of Partners, and Mark N. Lampert is the sole officer and director of BVF Inc. Partners OS disclaims beneficial ownership of the shares of common stock beneficially owned by Trading Fund OS. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of common stock beneficially owned by BVF, BVF2, Trading Fund OS, and certain Partners management accounts. Series X preferred stock per its terms shall not be converted if, after such conversion, its holding group would beneficially own more than 19.99% of the number of shares of common stock then issued and outstanding. The address of the principal business and office of BVF Inc. and its affiliates is 1 Sansome Street, 30th Floor, San Francisco, California 94104.
(2)	Includes 61,218 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2017, and 3,651 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.

(3)	Includes 25,064 shares of Common Stock issuable upon the exercise of options exercisable or RSUs releasable within 60 days after March 1, 2017, and 2,961 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.
(4)	Dr. Scannon retired from employment with XOMA in December 2016. Includes 23,134 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2017, and 37 shares held by Dr. Scannon’s daughter.
(5)	Includes 13,703 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2017, and 2,390 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.
(6)	Includes 15,270 of Common Stock issuable upon the exercise of options within 60 days after March 1, 2017.
(7)	Includes 6,783 of Common Stock issuable upon the exercise of options within 60 days after March 1, 2017.
(8)	Dr. Rubin’s employment with XOMA ended in November 2016. Includes 13,505 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2017.
(9)	Includes 9,911 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2017, 130 shares owned by The Van Ness 1983 Revocable Trust, and 1 share owned by Mr. Van Ness’s IRA.
(10)	Includes 8,320 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 1, 2017.
(11)	Includes 8,292 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 1, 2017.
(12)	Includes 2,537 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2017. Mr. Perry may be deemed to be a member of a Section 13(d) group that may be deemed to collectively beneficially own more than 10% of the Issuer’s outstanding shares of Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our compensation program during 2016 for each individual who served as our principal executive officer, our principal financial officer and two former executive officers who would have been among our next three most highly-compensated executive officers but for the fact that they were not serving as executive officers on the last day of 2016 (the “Named Executive Officers”). We had no other executive officers during 2016. These individuals were:

•	James R. Neal, our Chief Executive Officer;

•	Tom Burns, our Senior Vice President, Finance and Chief Financial Officer;

•	John Varian, our former Chief Executive Officer;

•	Dr. Paul D. Rubin, our former Senior Vice President, Research and Development and Chief Medical Officer; and

•	Dr. Patrick J. Scannon, our former Executive Vice President and Chief Scientific Officer.

This Compensation Discussion and Analysis also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for 2016, including the key factors that the Compensation Committee considered in determining their compensation.

Significant Management Changes During 2016

➢   Resignation of Senior Vice President, Research and Development and Chief Medical Officer – On November 11, 2016, Dr. Rubin tendered his resignation as our Senior Vice President, Research and Development and Chief Medical Officer. His resignation was effective as of November 18, 2016. For information on his compensation arrangements in connection with his resignation, see the discussion of “Employment Contracts and Termination of Employment and Change of Control Arrangements” in this Proxy Statement.

➢   Retirement of Chief Executive Officer – On December 21, 2016, Mr. Varian, our Chief Executive Officer, retired. Pursuant to the terms and condition of his employment agreement, Mr. Varian received the following payments and benefits:

•	a cash payment in the amount of $604,169, which was equal to his current annual base salary, payable in monthly installments beginning 60 days after his retirement;

•

a cash payment in the amount of $120,834, which was equal to a pro-rated portion of his then-current target annual incentive compensation opportunity, payable in a lump sum 60 days after his retirement;

•	benefits coverage for a period of 12 months; and

•	eligibility for outplacement services for 12 months in an amount not to exceed $15,000.

Pursuant to the terms and conditions of his employment agreement, these payments and benefits are subject to his compliance with certain confidentiality and non-competition provisions.

In addition, Mr. Varian also received certain benefits under the terms and conditions of a retention benefit agreement between him and the Company. Pursuant to the terms and conditions of this agreement, upon his retirement, each of the options to purchase shares of our common stock and restricted stock unit (“RSU”) awards for shares of our common stock that may be issued upon vesting held by Mr. Varian became fully vested and each stock option will remain vested and exercisable for the full term of such option until the expiration date set forth in the applicable stock option agreement, but in no event later than 10 years following the grant date of the option.

Mr. Varian continues to serve as a member of our Board of Directors.

➢   Appointment of New Chief Executive Officer – Effective December 21, 2016, Mr. Neal was appointed as our Chief Executive Officer and a member of our Board of Directors. In connection with his promotion, our Board of Directors granted Mr. Neal an option to purchase 100,000 shares of our common stock under the terms of our Amended and Restated 2010 Long Term Incentive and Stock Award Plan.

➢   Departure of Executive Vice President and Chief Scientific Officer – On December 21, 2016, Dr. Scannon’s employment as our Executive Vice President and Chief Scientific Officer was terminated. Pursuant to the terms and condition of his employment agreement, Dr. Scannon received the following payments and benefits:

•	a cash payment in the amount of $187,697, which was equal to 75% of his current annual base salary, payable in monthly installments beginning 60 days after his termination;

•	a cash payment in the amount of $21,898, which was equal to a pro-rated portion of his current target annual incentive compensation opportunity, payable in a lump sum 60 days after his termination;

•	benefits coverage for a period of nine months; and

•	outplacement services for 6 months in an amount not to exceed $8,000.

Pursuant to the terms and conditions of his employment agreement, these payments and benefits are subject to his compliance with certain confidentiality and non-competition provisions.

Executive Summary

We have an established history of discovering and developing innovative therapeutics derived from our unique platform of antibody technologies. Typically, we have sought to license these therapeutic assets to partner companies which take on the responsibilities of later stage development, approval and commercialization. In addition, we have licensed our antibody technologies on a non-exclusive basis to other companies which desire to access this capability for their own discovery efforts.

We are evolving our strategy to be focused on developing or acquiring revenue-generating assets and coupling them with a lean corporate infrastructure. Our goal is to create a sustainably profitable business and generate meaningful value for our stockholders. Since our business model is based on the goal of partnering with other pharmaceutical companies to commercialize and market our assets, we expect a significant portion of our revenue will be based on payments made to us as milestones and royalties by our partners and licensees.

2016 Executive Compensation Highlights

The Compensation Committee took the following actions with respect to the 2016 compensation of the Named Executive Officers:

•	Base Salaries – Increased their annual base salaries in amounts ranging from 0% to 21%, including a base salary increase of 3% for our former Chief Executive Officer;

•

Incentive Compensation Payments – Made incentive compensation payments pursuant to the 2016 Incentive Compensation Plan to the Named Executive Officers in amounts ranging from 44% to 57% of their target annual incentive award opportunities, including payments to our former Chief Executive Officer for quarterly bonuses totaling $133,885 and $120,834 to our former Chief Executive Officer, payable in a lump sum 60 days after his retirement;

•

“Focal” Long-Term Incentive Compensation – Granted them long-term incentive compensation opportunities in the form of RSU awards in amounts ranging from $82,842 to $413,295, including an RSU award to our former Chief Executive Officer in the amount of $413,295; and

•

“Relaunch” Long-Term Incentive Compensation – Granted certain Named Executive Officers long-term incentive compensation opportunities in the form of options to purchase shares of our common stock in amounts ranging from $149,821 to $428,060, including a stock option to our current Chief Executive Officer in connection with his promotion in the amount of $428,060.

Significant Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2016, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do

•	Independent Compensation Committee – The Compensation Committee consists solely of independent directors who establish our compensation practices.

•

Independent Compensation Consultant – The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This compensation consultant does not provide any other services to the Company.

•	Annual Executive Compensation Review – At least once a year, the Compensation Committee conducts a review of our executive compensation program, including our compensation strategy.

•

Compensation “At-Risk” – Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on corporate performance, because it is either equity-based or paid out according to pre-established corporate performance objectives, to align the interests of our executive officers and stockholders.

•

Annual Compensation-Related Risk Assessment – The Compensation Committee considers our compensation-related risk profile to ensure that any compensation-related risk is not inappropriate, excessive or reasonably likely to have a material adverse effect on the Company.

•

Multi-Year Vesting Requirements – To align the interests of our executive officers and stockholders, the equity awards granted to our executive officers generally vest over periods of either three or four years.

What We Do Not Do

•	No Guaranteed Bonuses – We do not provide guaranteed bonuses to our executive officers.

•

No Retirement Plans – We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers, other than our deferred savings plan (a tax-qualified plan with a Section 401(k) cash or deferred feature) which is available to all employees. Our executive officers are eligible to participate in our deferred savings plan on the same basis as our other employees.

•

Permit Aggressive or Speculative Trading or the Pledging of Our Securities – We prohibit our employees, including our executive officers, and the members of our Board of Directors, from purchasing shares of our common stock on margin, pledging our securities, short sales, buying or selling put or call options on our common stock, or engaging in derivative transactions relating to our securities.

•	Provide Special Welfare or Health Benefits – We do not provide our executive officers with any special welfare or health benefit programs that are not otherwise available to all of our employees.

•	No Stock Option Re-pricing – We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders.

Stockholder Advisory Vote on Named Executive Officer Compensation

At our 2014 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the 2013 compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2013 compensation of the Named Executive Officers with approximately 89% of the votes cast in favor of the proposal.

As the Compensation Committee has evaluated our executive compensation policies and practices since that vote, it has been mindful of the support our stockholders expressed for our compensation philosophy. As a result, following our annual review of our executive compensation philosophy since the Say-on-Pay vote, the Compensation Committee has decided to retain our general approach to executive compensation. Other than the implementation of our 2016 Incentive Compensation Plan (the “2016 Bonus Plan”), no significant design changes were made to our executive compensation program during 2016. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

With regard to the separate non-binding stockholder advisory vote on the frequency of future non-binding stockholder advisory votes on the Named Executive Officers (commonly known as a “Say-on-Frequency” vote) conducted at our 2011 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for voting on a triennial basis, compared to every one or two years. In light of this result and other factors considered, our Board of Directors determined that we would hold triennial Say-on-Pay votes until the next required Say-on-Frequency vote, which is being conducted at the Annual Meeting of Stockholders to which this Proxy Statement relates.

Compensation Philosophy and Objectives

The primary objective of our executive compensation program is to enable us to attract, motivate, and retain outstanding individuals to serve as our executive officers and align their long-term success with that of our stockholders through the achievement of financial, operational, and strategic objectives that are fundamental to our business model and which promote the creation of sustainable long-term stockholder value.

We seek to attract and retain our executive officers by ensuring that their target total direct compensation opportunities are competitive with the companies in our industry against which we compete. When setting our executive officers’ overall compensation packages, the Compensation Committee considers the various elements of compensation provided in light of the role an executive officer plays or is expected to play in our achievement of our short-term and longer-term objectives as well as the compensation packages provided to similarly-situated executives at the companies in our compensation peer group.

The Compensation Committee also ties our short-term and long-term cash and equity awards to the achievement of measurable corporate and individual performance criteria to create incentives that we believe effectively motivate executive performance. These performance criteria may vary depending on each executive officer’s individual role, but include value-adding achievements such as revenue generation, cost reduction, gains in production efficiency, and timely completion of undertakings.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our executive officers, including the Named Executive Officers. The Compensation Committee is composed of “non-employee directors” under Exchange Act Rule 16b-3, and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee oversees the compensation programs, policies, and practices for all of our employees generally, but only reviews and individually approves the compensation for our executive officers, including the Named Executive Officers (other than our Chief Executive Officer). With respect to the compensation of our Chief Executive Officer, final decisions are made by the independent members of our Board of Directors, upon the recommendations of the Compensation Committee.

In making its executive compensation determinations, the Compensation Committee receives input from its compensation consultant, as well as recommendations from our Chief Executive Officer, although no member of management is present for or participates in decisions regarding his or her own compensation.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management team, including our Chief Executive Officer. The management team assists the Compensation Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to adjustments to base salaries, cash incentive compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our executive officers (other than our Chief Executive Officer). Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Role of the Compensation Consultant

Under its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist it in the discharge of its responsibilities. In accordance with this authority, the Compensation Committee has retained the services of Compensia, Inc., a national compensation consulting firm that specializes in executive compensation matters, to assist it in evaluating our executive compensation program, gathering and analyzing data on the competitive market for executive talent, and formulating and assessing potential changes to our executive compensation program. Compensia serves at the discretion of the Compensation Committee, which reviews Compensia’s engagement annually.

The Compensation Committee regularly reviews the objectivity and independence of the advice provided by Compensia on executive compensation matters. In 2016, the Compensation Committee considered the six specific independence factors adopted by the SEC and the NASDAQ Stock Market and determined that Compensia is independent and that its work did not raise any conflicts of interest.

Competitive Positioning

At the direction of the Compensation Committee, in May 2016 the management team commissioned an executive compensation analysis (the “Executive Compensation Analysis”) which compared our executive pay levels to those of a peer group of 17 companies as well as relevant compensation data reported in the Radford

Global Life Sciences Survey. This compensation peer group was developed by selecting primarily biotechnology companies with that were in the late stage of developing their products, that had workforces that were within 25% and 150% of our workforce, that had been identified by investment analysts as comparators, and that were within specific revenues and market capitalization parameters. The companies that comprised the compensation peer group were as follows:

Applied Genetic Technologies	Peregrine Pharmaceuticals

Ardelyx	Raptor Pharmaceutical

AVEO Pharmaceuticals	Recro Pharma

BioCryst Pharmaceuticals	Rigel Pharmaceuticals

Calidrius Biosciences	Threshold Pharmaceuticals

CareD	Vanda Pharmaceuticals

Cytokinetics	Vericel

GlycoMemetics	Vical

Infinity Pharmaceuticals

When evaluating the compensation of our executive officers, the Compensation Committee considers various percentile rankings based on the Executive Compensation Assessment and references the percentile or percentiles that it deems most appropriate for the Company for a particular year. For 2016, the Compensation Committee chose the 50th percentile as the most appropriate percentile for reference purposes. This process is performed to ensure that the target total direct compensation of our executive officers is competitive within our industry and appropriate when certain levels of performance are achieved. If, based on this evaluation, the Compensation Committee determines that our current compensation levels are not appropriate or tailored to our compensation objectives, then it may adjust the applicable compensation levels and targets accordingly.

As part of its review of the compensation of our executive officers, the Compensation Committee recognizes the practical reality that job responsibilities of persons with similar titles may vary significantly from company to company and that a person’s title is not necessarily fully descriptive of a person’s duties. The Compensation Committee considers the scope and complexity of executive positions within the Executive Compensation Assessment and compares these positions to the scope and complexity of our executive positions. The result is an assessment of the compensation being paid to our executive officers in light of the compensation being paid to persons performing duties of similar scope and complexity at the companies included in the Executive Compensation Assessment. The Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions. The underlying principle of the evaluation methodology is to focus on identifying those positions that have a scope and complexity of responsibilities that are comparable to those duties exercised by each of our particular executive officers.

Compensation Elements

Base Salary

We pay base salaries to our executive officers, including the Named Executive Officers, to compensate them for their day-to-day services and to provide a predictable level of compensation. The Compensation Committee determines the base salaries of our executive officers based on its consideration of a competitive market analysis prepared by its compensation consultant, the recommendations of our Chief Executive Officer (except with respect to his own base salary), the executive officer’s overall experience, responsibility, performance, and compensation level in his or her prior position (for newly-hired executive officers), each executive officer’s overall performance and compensation level during the prior year (for current executive officers), the base salary levels of similarly-situated individuals at the companies in our compensation peer group, the general labor market in which we compete for executive talent, the performance of our common stock during the prior fiscal year, and such other factors as it may deem to be reasonable and appropriate.

For 2016, the Compensation Committee recommended an adjustment to the base salary of our then-Chief Executive Officer to the independent members of our Board of Directors, which subsequently approved such adjustment, and approved adjustments to the base salaries of the other Named Executive Officers as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary	Percentage Increase
Mr. Neal	$400,000	$400,000	0%
Mr. Burns	$285,000	$345,000	21%
Mr. Varian	$586,572	$604,169	3%
Dr. Rubin	$423,299	$431,765	2%
Dr. Scannon	$250,262	$250,262	0%

Incentive Compensation

In February 2016, our Board of Directors approved the 2016 Bonus Plan to replace our CEO Incentive Compensation Plan, Management Incentive Compensation Plan, and Bonus Compensation Plan. The 2016 Bonus Plan provides our executive officers and other eligible employees the opportunity to earn cash incentive payments based on our level of achievement of certain pre-established short-term corporate financial, operational, and strategic objectives, and on each executive officer’s individual performance during the four quarterly performance periods which corresponded to the four calendar quarters from January 1, 2016 through December 31, 2016.

Reflecting our “pay-for-performance” culture, the 2016 Bonus Plan was designed to represent a significant element of our executive officers’ variable, performance-based compensation. Specifically, the 2016 Bonus Plan is intended to:

•	Drive execution of our annual operating plan balanced with our longer-term strategic objectives;

•	Build from a program-based, rather than a calendar year, view;

•	Ensure that we are continuously working toward objectives that reinforce and sustain long-term growth in the value of our common stock;

•	Reward plan participants commensurate with our corporate and their individual performance;

•	Better manage accountability when rewarding the achievement of deliverables; and

•	Provide flexibility to allow for changes in our business priorities or changes in our business environment.

We believe this new approach for determining short-term incentive awards will serve to focus efforts on results that will contribute to long-term value creation for our stockholders.

Under the 2016 Bonus Plan, our management team develops the corporate performance objectives for each quarter in the calendar year based on our operating plan. These objectives are submitted to the Compensation Committee for its review and adjustment (as necessary), with the Compensation Committee then submitting them to our Board of Directors for review and approval within 60 days of the beginning of the calendar year. Generally, the 2016 Bonus Plan provides that cash incentive payments will be based on our actual performance as measured against the pre-established corporate performance objectives, with individual performance considered as a secondary factor, as evaluated and determined at the end of each quarter, with the Compensation Committee approving any payments within 30 days after the end of the quarter.

Target Annual Cash Incentive Award Opportunities

Under the 2016 Bonus Plan, at the beginning of each year participants are assigned a target annual cash incentive award opportunity, the amount of which is calculated as a percentage of annual base salary.

In February 2016, the Compensation Committee formulated the target and maximum annual cash incentive award opportunities for our executive officers, including the Named Executive Officers, after taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our Chief Executive Officer (except with respect to his own target annual cash incentive opportunity), and the other factors described above. Generally, the target annual cash incentive award opportunities were consistent with the median of the target annual bonus opportunities for similarly-situated individuals at the companies in our then-current compensation peer group. Further, the maximum annual cash incentive award opportunities were set at 190% of each executive officer’s target annual cash incentive award opportunity. The Compensation Committee recommended target and maximum annual cash incentive award opportunities for our then-Chief Executive Officer to the independent members of our Board of Directors, which subsequently approved such award opportunities, and approved target and maximum annual cash incentive award opportunities for the other Named Executive Officers as follows:

Named Executive Officer	2016 Base Salary		Target Annual Cash Incentive Award Opportunity	Target Annual Cash Incentive Award Opportunity	Maximum Annual Cash Incentive Award Opportunity
Mr. Neal	$400,000		40%	$160,000	$304,000
Mr. Burns	$322,973	(1)	35%	$113,041	$214,777
Mr. Varian	$604,169		50%	$302,085	$573,961
Dr. Rubin	$431,765		40%	$172,706	$328,141
Dr. Scannon	$250,262		35%	$87,592	$166,424

(1)	Mr. Burns received multiple base salary increases during 2016. The number shown represents the time-weighted average salary for the entire year.

Participants could earn up to 200% of the portion of their target annual cash incentive award opportunity allocated to corporate performance objectives in any year for the achievement of the corporate performance objectives selected for that year and up to 150% of the portion of their target annual cash incentive award opportunity allocated to individual performance for that year based on the assessment of their individual performance for that year. In no event would an executive officer, including any Named Executive Officer, be eligible to receive any bonus payout for any year in excess of his or her maximum annual cash bonus opportunity for the year.

Under the 2016 Bonus Plan, cash incentive payments were determined by the Compensation Committee after the end of each quarter based on an evaluation of our actual achievement as measured against each of the corporate performance objectives established for that quarter and a subjective assessment of a participant’s individual performance, except that the Chief Executive Officer’s individual performance assessment for each quarter, and any payment due based on individual performance in any quarter, are made at the end of the calendar year.

Relative Performance Weighting

In February 2016, the Compensation Committee approved the following allocation of the corporate and individual performance weighting for our executive officers, including the Named Executive Officers. These allocations were based on the Compensation Committee’s assessment of the relative roles of each executive officer, as well as the functional areas for which each executive officer had responsibility. For purposes of the

2016 Bonus Plan, the relative weightings between corporate and individual performance for the Named Executive Officers were as follows:

Named Executive Officer	Corporate Performance Objectives	Individual Performance	Maximum Annual Cash Incentive Award Opportunity
Mr. Neal	80%	20%	190%
Mr. Burns	80%	20%	190%
Mr. Varian	80%	20%	190%
Dr. Rubin	80%	20%	190%
Dr. Scannon	80%	20%	190%

Further, the Compensation Committee approved the following allocation of the corporate and individual performance weighting among the four quarters of 2016. These allocations were based on the Compensation Committee’s assessment of where it wanted our executive officers, including the Named Executive Officers, to devote their efforts during the year with respect to the various corporate performance objectives selected for the year. As explained below, the Plan allows for corporate objectives that may sum to more or less than 100% in any given year; for 2016, the total possible corporate achievement under the Plan was 120%.

Fiscal Quarter	Corporate Performance Objectives (80% of each executive officer’s target annual cash incentive award opportunity)	Individual Performance (20% of each executive officer’s target annual cash incentive award opportunity)
First Quarter	12.5%	5%
Second Quarter	42.5%	5%
Third Quarter	47.5%	5%
Fourth Quarter	17.5%	5%

Corporate Performance Objectives

Under the 2016 Bonus Plan, at the beginning of each year the Compensation Committee was to approve and recommend to the Board that it approve the corporate performance objectives for the year. A corporate performance objective was to fall into one of three general categories:

•

A Time-Independent Milestone – An operational or strategic performance goal that would result in a cash incentive payment for the quarter when it was actually achieved (as determined in the discretion of the Compensation Committee) independent of any specified deadline;

•

A Time-Dependent Milestone – An operational or strategic performance goal that would result in a cash incentive payment for the quarter if it was actually achieved (as determined in the discretion of the Compensation Committee) by the deadline specified by the Compensation Committee at the time the goal was approved;

•

A Financial/Corporate Goal – A financial or corporate performance goal approved by our Board of Directors in connection with the determination of our annual budget that would result in a cash incentive payment if it was actually achieved by the deadline approved by the Board of Directors.

As noted above, corporate performance objectives were to be developed by our management team prior to the commencement of each year for the next six fiscal quarters and submitted to the Compensation Committee for its review and adjustment (as necessary), with the Compensation Committee then submitting the objectives for the year to our Board of Directors for review and approval within 60 days of the beginning of the calendar year.

In connection with its approval of the corporate performance objectives for each quarter, the Compensation Committee assigned each objective a weighting based on its importance for purposes of completion during the quarter and/or year. Such weightings were to be applied uniformly to all participants.

In February 2016, following its review of our management team’s proposal, the Compensation Committee selected the following corporate performance objectives for purposes of the 2016 Bonus Plan and submitted them to our Board of Directors for review and approval. After discussion, our Board of Directors approved the corporate performance objectives. Our Board of Directors approved these objectives because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue, managing our expenses, and growing our business, which enhance stockholder value. With respect to each corporate performance objective, the following table identifies and describes the objective, identifies the goal category, and specifies the points allocated to the objectives:

Fiscal Quarter	Corporate Performance Objective	Description of Corporate Performance Objective	Goal Category	Corporate Performance Percentage Attributable to Goal
First Quarter
	Drug No. 1 development	Conduct feasibility study(1)	Time-Independent Milestone	10%
	Cash management	Maintain adequate levels	Financial/Corporate Goal	2.5%
Second Quarter
	Drug No. 2 development	Achieve milestone one	Time-Independent Milestone	5%
	Drug No. 3 development	Achieve milestone one	Time-Independent Milestone	5%
	Drug No. 4 development	Achieve milestone one	Time-Dependent Milestone	10%
	Drug No. 5 development	Achieve milestone one	Time-Dependent Milestone	10%
	Strategic plan	Approval of Board of Directors	Financial/Corporate Goal	10%
	Cash management	Maintain adequate levels	Financial/Corporate Goal	2.5%
Third Quarter
	Drug No. 2 development	Achieve milestone two	Time-Dependent Milestone	7.5%
	Drug No. 3 development	Achieve milestone two	Time-Dependent Milestone	7.5%
	Drug No. 4 development	Achieve milestones, two, three, and four	Time-Independent Milestone	30%
	Drug No. 1 development	Conduct alternative study(1)	Time-Independent Milestone	10%
	Cash management	Maintain adequate levels	Financial/Corporate Goal	2.5%
Fourth Quarter
	Drug No. 5 development	Achieve milestone two	Time-Independent Milestone	20%
	Business development	Identify/complete corporate transaction	Financial/Corporate Goal	10%
	Cash management; SOX compliance	Maintain adequate levels; ensure SOX compliance	Financial/Corporate Goal	7.5%

(1)	These corporate performance objectives were mutually exclusive.

The Compensation Committee, in its sole discretion, was to determine whether a corporate performance objective had been achieved. In making such determination, the Compensation Committee may, in its discretion, award a higher percentage to the achievement of such objective than were initially allocated to the objective by the Compensation Committee at the beginning of the year, provided, however, that the weighting of all the corporate performance objectives approved by the Compensation Committee at the beginning of the year plus any additional percentage points awarded by the Compensation Committee in connection with the achievement of such objectives could not exceed 200 points in any year.

Individual Performance

In addition to the corporate performance objectives described above, participants in the 2016 Bonus Plan were eligible to receive a cash incentive payment for each quarter based on assessment of their individual performance during such quarter. In the case of our executive officers (other than our Chief Executive Officer), individual performance assessments were conducted by our Chief Executive Officer, who then formulated recommendations for each executive officer based on his assessment of their performance and presented these recommendations to the Compensation Committee for its consideration and approval. Based on these recommendations, as well as its own evaluation of their performance, the Compensation Committee then developed and submitted to our Board of Directors recommendations for any cash incentive payment attributable to individual performance. In the case of our Chief Executive Officer, the Compensation Committee assessed his individual performance and submitted a recommendation for a cash incentive payment to the independent members of our Board of Directors for consideration and approval.

After each fiscal quarter, our Chief Executive Officer conducted an individual performance assessment of each executive officer, subjectively evaluating his or her contributions to our overall performance during the quarter, his or her ability to discharge his or her role and responsibilities with respect to his or her primary functional area, and his or her leadership as it related to our corporate culture, employee development, and area of expertise. Based on this assessment, each executive officer was assigned a rating from one to five which determined whether their performance failed to meet, achieved, or exceeded expectations which could result in a cash incentive payment in an amount from zero to 150% of his or her target annual cash incentive award opportunity allocated to individual performance.

Cash Incentive Award Formula Example

•	Executive Officer A has an annual base salary of $400,000 and a target annual cash incentive award opportunity equal to 40% of his annual base salary (or $160,000).

•	His annual cash incentive award is to be determined based on both corporate performance objectives (weighted 80%) and his individual performance (weighted 20%) for the year.

•	The Compensation Committee approves corporate performance objectives for each quarter in the following categories and with the following weightings:

	First Fiscal Quarter	Second Fiscal Quarter	Third Fiscal Quarter	Fourth Fiscal Quarter
Goal #1	Time-Dependent Milestone (12.5%)	Time-Independent Milestone (5%)	Time-Dependent Milestone (10%)	—
Goal #2	Time-Dependent Milestone (12.5%)	Time-Dependent Milestone (10%)	Time-Dependent Milestone (12.5%)	Time-Dependent Milestone (20%)
Goal #3	Financial Milestone (2.5%)	Financial Milestone (2.5%)	Financial Milestone (2.5%)	Financial Milestone (5%)
Goal #4	—	—	—	Financial Milestone (5.0%)
Total Corporate Performance Achievement	27.5%	17.5%	25%	30%

•

In addition, the Compensation Committee evaluated the executive officer’s individual performance each quarter for eligibility for the individual performance portion of his annual cash incentive award opportunity (with 25% of this award component available each quarter).

•

After the completion of each quarter, the Compensation Committee evaluated our actual performance against each corporate performance objective and made its determination as to whether to award a payment based on achievement. In addition, after the completion of each quarter the Compensation Committee made a determination for an additional payment based on his individual performance:

	First Fiscal Quarter	Second Fiscal Quarter	Third Fiscal Quarter	Fourth Fiscal Quarter	Totals
Goal #1	Met (12.5%)	Met (5%)	Not met (10%)	—
Goal #2	Met (12.5%)	Met (10%)	Not met (12.5%)	Met (20%)
Goal #3	Met (2.5%)	Met (2.5%)	Met (2.5%)	Met (5%)
Goal #4	—	—	—	Met (5.0%)
Actual Performance Achievement/Target Performance Achievement (%)	27.5%/ 27.5%	17.5%/ 17.5%	2.5%/ 25%	30%/ 30%
Actual Performance Achievement/Target Performance Achievement ($)	$35,200/ $35,200(1)	$22,400/ $22,400(2)	$3,200/ $24,000(3)	$38,400/ $38,400(4)	$ $	99,200/ 128,000

(1)	$160,000 x 80% x 27.5%
(2)	$160,000 x 80% x 17.5%
(3)	$160,000 x 80% x 2.5%
(4)	$160,000 x 80% x 30%

	First Fiscal Quarter		Second Fiscal Quarter		Third Fiscal Quarter		Fourth Fiscal Quarter		Totals
Actual Discretionary Bonus//Discretionary Bonus Opportunity ($)	$ $	8,000/ 8,000	$ $	4,000/ 8,000	$ $	2,000/ 8,000	$ $	8,000/ 8,000	$ $	22,000/ 32,000

•	The executive officer’s actual cash incentive payment for the year is $121,200 ($99,200 + $22,000).

2016 Cash Incentive Award Payments

In April 2016, July 2016, and October 2016, the Compensation Committee determined the amounts to be paid to our executive officers, including the Named Executive Officers, under the 2016 Bonus Plan based on our actual performance with respect to each corporate performance objective for each quarter, as well as each executive officers individual performance assessment. No amounts were approved for payment for the fourth quarter of 2016.

With respect to each corporate performance objective for 2016, the following table sets forth the nature of the objective, the goal category, the points allocated to the objective, and the level of achievement as determined by the Compensation Committee:

Fiscal Quarter	Corporate Performance Objective	Goal Category	Corporate Performance Percentage Attributable to Goal
First quarter
	Drug No. 1 development	Time-Independent Milestone	—
	Cash management	Financial/Corporate Goal	2.5%
	Strategic plan	Financial/Corporate Goal	0.4%
Second quarter
	Drug No. 2 development	Time-Independent Milestone	—
	Drug No. 3 development	Time-Independent Milestone	5.0%
	Drug No. 4 development	Time-Dependent Milestone	10.0%
	Drug No. 5 development	Time-Dependent Milestone	10.0%
	Strategic plan	Financial/Corporate Goal	10.0%
	Cash management	Financial/Corporate Goal	—
Third quarter
	Drug No. 2 development	Time-Dependent Milestone	—
	Drug No. 3 development	Time-Dependent Milestone	7.5%
	Drug No. 4 development	Time-Independent Milestone	10.0%
	Drug No. 1 development	Time-Independent Milestone	—
	Cash management	Financial/Corporate Goal	—
Fourth quarter
	Drug No. 5 development	Time-Independent Milestone	—
	Business development	Financial/Corporate Goal	—
	Cash management; SOX compliance	Financial/Corporate Goal	—

The target level for each of the financial performance objectives was based on our 2016 operating plan, which was reviewed and approved by our Board of Directors. These target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the targets were set. The mix of financial performance objectives was intended to balance top-line and bottom-line measures. The Compensation Committee believed such a balance would drive the appropriate amount of focus on propelling growth through revenue without detracting from our ultimate performance as a whole.

The target cash incentive award opportunities for each quarter (and for the year as a whole) and the actual cash incentive payments made to the Named Executive Officers for each such quarter and for 2016 were as follows:

Named Executive Officer	Performance Period	Target Quarterly Cash Incentive Award Opportunity	Corporate Performance	Individual Performance	Quarterly Cash Bonus Payout ($)
Mr. Neal
	First Quarter	40%	2.9%	5.0%	11,714
	Second Quarter	40%	35.0%	4.0%	51,202
	Third Quarter	40%	17.5%	3.0%	27,202
	Fourth Quarter	40%	N/A	N/A	0

	Total				90,118

Mr. Burns
	First Quarter	35%	2.9%	5.0%	7,814
	Second Quarter	35%	35.0%	3.0%	33,088
	Third Quarter	35%	17.5%	2.5%	19,462
	Fourth Quarter	35%	N/A	N/A	0

	Total				60,364

Mr. Varian
	First Quarter	50%	2.9%	(2)	7,009
	Second Quarter	50%	35.0%	(2)	84,584
	Third Quarter	50%	17.5%	(2)	42,292
	Fourth Quarter	50%	N/A	(2)	120,834	(1)

	Total				254,719

Dr. Rubin
	First Quarter	40%	2.9%	5.0%	12,643
	Second Quarter	40%	35.0%	5.0%	56,994
	Third Quarter	40%	17.5%	2.0%	27,634
	Fourth Quarter	40%	N/A	N/A	0

	Total				97,271

Dr. Scannon
	First Quarter	35%	2.9%	5.0%	6,413
	Second Quarter	35%	35.0%	5.0%	28,906
	Third Quarter	35%	17.5%	3.0%	14,891
	Fourth Quarter	35%	N/A	N/A	21,898	(1)

	Total				72,108

(1)	Payment made at retirement under the executive’s employment agreement.
(2)	The CEO’s individual performance is assessed by the Board of Directors on an annual basis.

Long-Term Incentive Compensation

The Compensation Committee awards long-term incentive compensation to our executive officers, including the Named Executive Officers, in the form of options to purchase shares of our common stock (“stock options”) and restricted stock unit (“RSU”) awards. These equity awards are designed to promote the convergence of the long-term interests of our key employees and stockholders. Specifically, the value of the stock options and RSU awards granted to our executive officers will increase or decrease with the value of our common stock. In this manner, the individuals who are critical to our success are rewarded commensurately with increases in stockholder value. To encourage continued employment, typically stock options are subject to a four-year vesting requirement and RSU awards are subject to a three-year vesting requirement.

The value of the specific stock options and RSU awards granted to our executive officers is determined by the Compensation Committee based on its consideration of a competitive market analysis prepared by its compensation consultant, the recommendations of our Chief Executive Officer (except with respect to his own equity awards), each executive officer’s position and contributions to the Company, his or her prior performance and perceived potential, the numbers of shares of our common stock subject to the stock options and RSU awards previously granted to him or her in the previous fiscal year, the aggregate number of unvested shares of our common stock subject to the stock options and RSU awards held by him or her, the number of shares subject to stock options and other equity awards granted to similarly-situated individuals at the companies in our compensation peer group, the market price of our common stock relative to the market price of the common stock of the companies in our compensation peer group, the resulting relative value of such stock options and RSU awards and the number of stock options and RSU awards available to the Company to grant. No specific measures of corporate performance are considered.

In February 2016, the Compensation Committee recommended the grant of an RSU award for shares of our common stock that may be issued upon vesting for our then-Chief Executive Officer to the independent members of our Board of Directors, which subsequently approved such award, and determined to grant RSU awards to the other Named Executive Officers, after considering the factors described above. The RSU awards granted to the Named Executive Officers were as follows:

Named Executive Officer	Restricted Stock Unit Awards (number of shares)	Restricted Stock Unit Awards (grant date fair value)
Mr. Neal	12,447	$189,977
Mr. Burns	5,428	$82,842
Mr. Varian	27,080	$413,295
Dr. Rubin	9,916	$151,346
Dr. Scannon	7,000	$106,834

In connection with his appointment as our Chief Executive Officer in December 2016, our Board of Directors granted Mr. Neal an option to purchase 100,000 shares of our common stock with a grant date fair value of $428,060 and an exercise price of $5.50 per share. Such stock option is subject to a one-year vesting requirement.

In addition, in December 2016, the Compensation Committee determined to grant an option to purchase 35,000 shares of our common stock to Mr. Burns with a grant date fair value of $149,821 and an exercise price of $5.50 per share to satisfy our retention objectives with respect to his continued employment and after considering the factors described above. Such stock option is subject to a one-year vesting requirement.

Health and Welfare Benefits

We maintain broad-based health and welfare programs that are provided to all employees, including our executive officers, on substantially the same terms and conditions, including health insurance, life and disability insurance, vision and dental insurance, a deferred savings plan, which is a tax-qualified plan with a Section 401(k) cash or deferred feature, and temporary housing and other living expenses for relocated employees. Employees with the title of vice president and above are eligible to purchase a higher multiple of life insurance coverage. We also maintain a tax-qualified employee stock purchase plan, which is designed to give employees an opportunity to purchase shares of our common stock through payroll deductions, thereby encouraging employees to share in our economic growth and success.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits are not a material component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in limited situations where the Compensation Committee believes it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into written employment agreements with each of the Named Executive Officers. Each of these agreements was approved on our behalf by our Board of Directors or the Compensation Committee, as applicable.

Each of these employment agreements provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer. These agreements also set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing the Named Executive Officer with the opportunity to receive certain post-employment payments and benefits in the event of certain terminations of employment, including following a change in control of the Company. Finally, these employment agreements prohibit the Named Executive Officer from engaging directly or indirectly in competition with us or disclosing our confidential information or business practices. These post-employment compensation arrangements are described in more detail in “Post-Employment Compensation” in this Compensation Discussion and Analysis.

For information on the specific terms and conditions of the employment agreements of the Named Executive Officers, see the discussion of “Employment Contracts and Termination of Employment and Change of Control Arrangements” in this Proxy Statement.

Post-Employment Compensation Arrangements

We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition of receiving post-employment compensation payments or benefits.

In determining payment and benefit levels under the various circumstances triggering the post-employment compensation provisions of the employment agreements with the Named Executive Officers, the Compensation Committee has drawn a distinction between voluntary terminations of employment and terminations of employment for cause and terminations of employment without cause or as a result of a change in control of the Company. Payment in the latter circumstance has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation because such events often reflect either inadequate performance or an affirmative decision by the executive officer to end his or her relationship with us.

Our employment agreements with the Named Executive Officers also contain post-employment compensation arrangements in the event of a change in control of the Company. We believe that these arrangements are designed to align the interests of the Named Executive Officers and our stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.

For information on the post-employment compensation arrangements for the Named Executive Officer, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2016, see the discussion of “Employment Contracts and Termination of Employment and Change of Control Arrangements” in this Proxy Statement.

Other Compensation Policies

Equity Award Grant Policy

Our long-term incentive compensation awards are granted under our Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “Long Term Incentive Plan”). Generally, we grant options to purchase shares of our common stock, as well as RSUs at certain levels, to newly-hired employees on the employee’s employment start date, subject to prior approval of the Compensation Committee or our stock award committee, as applicable. Generally, we grant merit-based equity awards on an annual basis in the first fiscal quarter of each year or at a meeting of the Compensation Committee that is scheduled in advance of the meeting date. We do not time the grant of equity awards to coincide with the release of material non-public information.

Stock Ownership Guidelines

Currently, we have not adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors. Nonetheless, each of the Named Executive Officers maintains a significant equity stake in the Company which our Board of Directors believes ensure that the interests of these executive officers are closely aligned with the interests of our stockholders.

Compensation Recovery Policy

As a publicly-traded company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be required to reimburse us for any bonus or incentive-based or equity-based compensation they received in excess of the amount that they would have received if our financial results had been correctly stated.

Policy against Aggressive or Speculative Trading or the Pledging of Our Securities

Our insider trading policy prohibits our employees, including our executive officers, and the members of our Board of Directors from purchasing shares of our common stock on margin, pledging our securities, short sales, buying or selling put or call options on our common stock, or engaging in derivative transactions relating to our securities.

Income Tax and Accounting Considerations

Income Tax Deduction Limitation

Generally, Section 162(m) of the Code disallows public companies an income tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers (specifically, the chief executive officer and the three other most highly-compensated executive officers of the Company, not including the chief financial officer) in any taxable year. Remuneration in excess of $1 million may be deducted if it qualifies as “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deduction limit.

The Compensation Committee considers tax deductibility under Section 162(m) as a factor when making compensation decisions for our executive officers. Notwithstanding the foregoing, the Compensation Committee believes that it is important to retain the flexibility to motivate superior performance through plans and awards that do not satisfy all of the conditions of an exemption from Section 162(m) if it determines that such plans and awards are appropriate to attract and/or retain executive talent or to otherwise promote our corporate objectives. Thus, some forms of compensation used by the Compensation Committee, such as time-based stock awards, may not be designed to qualify for deductibility under Section 162(m). Further, the Compensation Committee has not adopted a policy that all compensation payable to our executive officers that is subject to Section 162(m) must be deductible for federal income tax purposes. Finally, even if the Compensation Committee intends that certain plans and awards qualify for the “performance-based compensation” exemption within the meaning of Section 162(m), such plans and awards may not actually qualify as such.

From time to time, the Compensation Committee may, in its judgment, approve compensation for the Named Executive Officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting Considerations

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including both performance-based and time-based stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables as required by federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Risk Assessment

We believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the Company. We believe that our approach to goal-setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value. We believe we have allocated our compensation among base salary and short-term and long-term compensation target opportunities in ways that do not encourage excessive risk-taking.

Summary Compensation Table

The following table sets forth certain summary information for the years indicated concerning the compensation earned by the Company’s current and former Chief Executive Officer, Chief Financial Officer, and two individuals who would have been one of our three most highly compensated executive officers except for the fact that they were not serving as executive officers as of December 31, 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)(4)	Total ($)
James Neal	2016	$400,000	$189,977	$428,060	$90,118	$16,895	$1,125,050
(Chief Executive Officer)	2015	$354,165	$201,075	$187,717	$132,384	$16,895	$892,236

John Varian	2016	$588,290	$413,295	$0	$133,885	$741,298	$1,876,768
(Former CEO, Chairman of	2015	$586,572	$739,956	$690,799	$275,689	$14,967	$2,307,983
the Board)	2014	$569,487	$1,080,747	$1,110,786	$264,812	$14,080	$3,039,912

Tom Burns	2016	$322,973	$82,842	$149,821	$60,364	$9,590	$625,590
(Senior Vice President,	2015	$274,749	$85,256	$91,454	$87,380	$9,381	$548,220
Finance and Chief Financial
Officer)

Paul D. Rubin, M.D.	2016	$382,776	$151,346	$0	$97,271	$4,713	$636,106
(Former Senior Vice President	2015	$423,299	$248,567	$225,027	$159,161	$14,386	$1,070,440
Research and Development and	2014	$410,970	$612,946	$629,983	$146,125	$11,406	$1,811,430
Chief Medical Officer)

Patrick J. Scannon, M.D., Ph.D.	2016	$250,999	$106,834	$0	$50,210	$228,240	$636,283
(Former Executive Vice	2015	$250,262	$149,140	$135,016	$82,337	$18,934	$635,689
President and Chief Scientific	2014	$250,262	$387,122	$397,887	$78,833	$18,434	$1,132,535
Officer)

(1)	The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for restricted stock unit awards calculated in accordance with FASB ASC Topic 718. See Note 10 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”) regarding assumptions underlying valuation of equity awards.
(2)	The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for option awards calculated in accordance with FASB ASC Topic 718. See Note 10 of the consolidated financial statements in the Company’s 2016 Form 10-K regarding assumptions underlying valuation of equity awards.
(3)	For 2016, the amounts in this column represent quarterly cash bonus awards paid during 2016 under the Company’s 2016 Bonus Plan.
(4)	Amounts for 2016 in this column include:

Mr. Neal—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 2,288 shares; and (b) group term life insurance premiums in the amount of $4,895.

Mr. Varian—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 2,288, shares; (b) group term life insurance premiums in the amount of $3,462; (c) a severance payment in the amount of $725,003; and (d) compensation for service as a member of the Board in the amount of $833. Mr. Varian terminated his employment on December 21, 2016.

Mr. Burns—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 1,716 shares; and (b) group term life insurance premiums in the amount of $590.

Dr. Rubin—Group term life insurance premiums in the amount of $4,713. No Company shares were contributed to the Company’s Deferred Savings Plan for 2016 because he terminated employment in 2016.

Dr. Scannon—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 2,288 shares; (b) group term life insurance premiums in the amount of $6,645; and (c) a severance payment in the amount of $209,595. Mr. Scannon terminated his employment on December 21, 2016.

Grants of Plan-Based Awards

The following table contains information concerning the grant of awards to our named executive officers under any plan during 2016. All options granted in 2016 vest in one year, so long as the executive officer is providing services to the Company. All restricted stock units granted in 2016 vest in one year, so long as the executive officer is providing services to the Company.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)
James Neal	02/25/2016	—	—	—	12,447	—	—	$189,977
	12/22/2016	—	—	—	—	100,000	$5.50	$428,060
	—	$0	$160,000	$304,000	—	—	—	—

John Varian	02/25/2016	—	—	—	27,080	—	—	$413,295
	—	$0	$302,085	$573,961	—	—	—	—

Tom Burns	02/25/2016	—	—	—	5,428	—	—	$82,842
	12/22/2016	—	—	—	—	35,000	$5.50	$149,821
	—	$0	$113,041	$214,777	—	—	—	—

Paul D. Rubin, M.D.	02/25/2016	—	—	—	9,916	—	—	$151,346
	—	$0	$172,706	$328,141	—	—	—	—

Patrick J. Scannon, M.D., Ph.D.	02/25/2016	—	—	—	7,000	—	—	$106,834
	—	$0	$87,592	$166,424	—	—	—	—

(1)	These columns set forth the threshold, target and maximum cash bonus amounts for each named executive officer for the year ended December 31, 2016 under the 2016 Bonus Plan as discussed above in “Compensation Discussion and Analysis—Compensation Elements—Incentive Compensation”. The actual cash bonus awards earned for the year ended December 31, 2016 are set forth in the “Summary Compensation Table” above.
(2)	The grant date fair values were calculated in accordance with FASB ASC 718. See Note 10 of the consolidated financial statements in our 2016 Form 10-K regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards as of December 31, 2016

The following table provides information as of December 31, 2016 regarding unexercised options and restricted common stock awards held by each of our named executive officers.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
James R. Neal	1,864		0	214.50	11/16/2019
	801		0	214.50	11/16/2019
	52		0	147.00	03/01/2020
	781		0	147.00	03/01/2020
	488		0	33.80	10/27/2021
	2,288		0	70.60	07/19/2022
	1,119		60	54.30	02/28/2023
	1,594		656	178.20	02/27/2024
	1,662		1,963	76.60	02/26/2025
	0	(4)	100,000	5.50	12/22/2026
						14,740	(6)	$62,203

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John Varian	233		0	321.00	12/08/2018
	116		0	228.00	05/21/2019
	250		0	104.70	07/21/2020
	390		0	116.60	01/07/2021
	250		0	60.60	05/26/2021
	5,277		0	33.80	10/27/2021
	3,522		0	24.80	01/04/2022
	2,230		0	24.80	01/04/2022
	19,590		0	70.60	07/19/2022
	7,645		0	54.30	02/28/2023
	8,375		0	178.20	02/27/2024
	13,340		0	76.60	02/26/2025
						0		$0
Thomas M. Burns	40		0	1,017.00	02/21/2017
	31		0	1,101.00	10/31/2017
	83		0	813.00	02/21/2018
	33		0	321.00	12/08/2018
	120		0	168.00	02/26/2019
	266		0	147.00	03/01/2020
	373		0	116.60	01/07/2021
	800		0	31.80	02/09/2022
	417		18	54.30	02/28/2023
	462		190	178.20	02/27/2024
	2,719	(5)	1,631	93.20	06/16/2024
	705		832	76.60	02/26/2025
	105		145	70.00	04/03/2025
	0	(4)	35,000	5.50	12/22/2026
						7,377	(7)	$31,131
Paul Rubin(8)	1,354		0	60.80	5/31/2021
	5,815		0	60.80	05/31/2021
	796		0	47.20	05/24/2022
	5,540		0	70.60	07/19/2022
	2,305		0	54.30	02/28/2023
	3,167		0	178.20	02/27/2024
	1,811		0	76.60	02/26/2025
						0		$0
Patrick D. Scannon, M.D., Ph.D.(9))	133		0	1,017.00	02/21/2017
	1,129		0	1,101.00	10/31/2017
	204		0	1,101.00	10/31/2017
	266		0	813.00	02/21/2018
	655		0	168.00	02/26/2019
	10		0	168.00	02/26/2019
	1,472		0	147.00	03/01/2020
	2,527		0	147.00	03/01/2020
	783		0	116.60	01/07/2021
	3,744		0	116.60	01/07/2021
	920		0	33.80	10/27/2021
	498		0	33.80	10/27/2021
	3,369		0	70.60	07/19/2022
	1,950		0	54.30	02/28/2023
	3,000		0	178.20	02/27/2024
	2,607		0	76.60	02/26/2025
						0		$0

(1)	Except as otherwise noted, all option awards vest in equal monthly installments over 48 months.
(2)	Except as otherwise noted, all stock awards vest in equal annual installments over three years.
(3)	Pursuant to SEC disclosure rules, the amount listed in this column represents the product of the closing market price per share of the Common Stock as of December 30, 2016 ($4.22) multiplied by the number of shares of stock or units subject to the award.
(4)	100% of the total shares subject to this option grant vest on the one year anniversary of the date of grant.
(5)	25% of the total shares subject to this option grant vest on the one year anniversary of the date of grant. The remaining shares subject to this option grant vest in equal monthly installments over the following three years.

(6)	12,447 shares subject to a stock award granted to Mr. Neal on February 25, 2016, vest on the one-year anniversary of the date of grant.
(7)	5,428 shares subject to a stock award granted to Mr. Burns on February 25, 2016, vest on the one-year anniversary of the date of grant.
(8)	Dr. Rubin resigned from his employment effective November 18, 2016. All outstanding unvested equity awards were cancelled on such date.
(9)	Dr. Scannon’s employment was terminated on December 21, 2016. As Dr. Scannon met retirement eligibility status under the Company’s benefit plans, all outstanding unvested equity awards became vested on such date.

Option Exercises and Shares Vested

The following table sets forth the number of shares of Common Stock acquired upon exercise of options by each named executive officer during 2016 and the number of share awards held by each named executive officer that vested during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(1)
James R. Neal	0	0	1,768	29,526
John Varian	0	0	42,627	313,812
Thomas M. Burns	0	0	1,683	28,106
Paul D. Rubin, M.D.	0	0	2,835	47,345
Patrick J. Scannon, M.D., Ph.D.	0	0	10,870	80,483

(1)	Market value calculated based on the closing price of a share of the Company’s common stock on the date of vesting.

Pension Benefits

None of our named executive officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

None of our named executive officers is covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company entered into an employment agreement with Mr. Neal, dated as of October 29, 2015, that provided for his employment as Senior Vice President, Chief Operating Officer at a salary of not less than $400,000 per year. Mr. Neal was promoted to the position of Chief Executive Officer effective December 21, 2016 and his current salary is $470,000. Under his employment agreement, Mr. Neal is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the 2016 Bonus Plan. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Neal will be entitled to (i) a severance payment equal to 75% of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) benefits coverage for nine months and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to his employment agreement, all payments and benefits to Mr. Neal thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. Mr. Neal’s employment arrangement continues for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless a written notice of non-extension of the term is given by either party at least 30 days in advance of such automatic extension.

On December 21, 2016, John Varian, XOMA’s Chief Executive Officer and principal executive officer, retired. Under Mr. Varian’s Officer Employment Agreement dated January 4, 2012 and previously filed with the Securities and Exchange Commission as Exhibit 10.10G to XOMA’s Annual Report on Form 10-K for the period ended December 31, 2011, as a result of Mr. Varian’s retirement, he received (i) a severance payment equal to his annual base salary at the time of his retirement, equal to $604,169, (ii) a severance payment of $120,834, equal to the pro-rated portion of his annual target bonus at the time of retirement, (iii) benefits coverage for 12 months and (iv) outplacement services for 12 months not to exceed $15,000. Mr. Varian also received certain benefits under the terms of a Retention Benefit Agreement dated March 11, 2014, previously filed with the Securities and Exchange Commission as Exhibit 10.28 to XOMA’s Annual Report on Form 10-K for the period ended December 31, 2013. Upon his retirement, under the Retention Benefit Agreement, each of the options and restricted stock units held by Mr. Varian became fully vested as of his retirement date and each option will remain vested and exercisable for the full term of such option until the expiration date set forth in the applicable stock option agreement, but in no event later than ten years following the grant date of the option.

The Company entered into an employment agreement with Mr. Burns, dated as of April 3, 2015, that provided for his employment as Vice President, Finance and Chief Financial Officer at a salary of not less than $285,000 per year. His base salary is currently set at $350,000. Under his employment agreement, Mr. Burns is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the 2016 Bonus Plan. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Burns will be entitled to (i) a severance payment equal to 50% of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) benefits coverage for six months and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to his employment agreement, all payments and benefits to Mr. Burns thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. Mr. Burns’ employment arrangement continues for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless a written notice of non-extension of the term is given by either party at least 30 days in advance of such automatic extension.

On November 11, 2016, Dr. Paul Rubin, M.D., tendered his resignation as XOMA’s Senior Vice President, Research and Development and Chief Medical Officer Dr. Rubin’s resignation was effective as of Friday, November 18, 2016. Dr. Rubin received no severance or other benefit payments under the terms of his employment agreement at the time of his termination.

On December 21, 2016, Patrick J. Scannon’s employment with XOMA as Executive Vice President and Chief Scientific Officer was terminated. Under Dr. Scannon’s Officer Employment Agreement dated March 11, 2014, he received: (i) a base salary severance payment of $187,697, (ii) a bonus severance payment of $21,898, (iii) benefits coverage for nine months and (iv) and he was eligible for outplacement services for 6 months.

Certain Other Payments upon a Change of Control

Named Executive Officers.    Each of our named executive officers has entered into a change of control severance agreement (the “Change of Control Agreements”) that may require us to make certain payments and/or provide certain benefits to certain executive officers in the event of a termination of employment or a change of control.

Change of Control.    A “change of control” is defined in the Change of Control Agreements as the occurrence of any of the following events: (i) a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any other reorganization or business combination in which 50% or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions; (iv) any approval by the stockholders of the Company of a plan of complete liquidation of the Company; (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities; or (vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors.

Vesting of Options.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or within 18 months after a change of control, the exercisability of all options granted to such named executive officer by the Company shall automatically be accelerated so that all such options may be exercised immediately upon such involuntary termination for any or all of the shares subject thereto and the post-termination exercise period shall be extended to 60 months or the remainder of the maximum term of the options (or such shorter period of time to avoid the application of Section 409A of the Code). The options shall continue to be subject to all other terms and conditions of the Company’s option plans and the applicable option agreements between the employee and the Company.

Outplacement Program.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or within 18 months after a change of control, the named executive officer will immediately become entitled to participate in a twelve-month executive outplacement program provided by an executive outplacement service, at the Company’s expense not to exceed $15,000.

Cash Severance.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or within 18 months after a change of control, then the named executive officer shall be entitled to receive a severance payment equal to the sum of (A) an amount equal to one times (or, in the case of the CEO, one and one-half times) the named executive officer’s annual base salary as in effect immediately prior to the involuntary termination plus (B) an amount equal to one times (or, in the case of the CEO, one and one-half times) the named executive officer’s target bonus as in effect for the fiscal year in which the involuntary termination occurs.

Health and Other Benefits.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, then for a period of 18 months following such termination, (A) the Company shall make available and pay for the full cost of the coverage (plus an additional amount to pay for the taxes on such payments, if any, plus any taxes on such additional amount) of the named executive officer and his or her spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the named executive officer or such covered dependents on the date immediately preceding the date of his or her termination and (B) if the named executive officer is, at the time of such termination, an eligible participant in the Company’s mortgage differential program, the Company shall continue to make mortgage assistance payments to such named executive officer pursuant to such program as in effect at the time of such termination.

The table below summarizes potential maximum payments for the named executive officers if a qualifying termination and/or change in control event occurred on December 31, 2016.

Named Executive Officer	Benefit	Termination Without Cause or for Good Reason (no Change in Control)	Termination following Change in Control	Change in Control Without Termination
Tom Burns	Severance	$202,688	$465,750	$—
	Continued Healthcare Benefits	16,134	48,402	—
	Equity Vesting(1)	—	—	—
	Outplacement Services	8,000	15,000	—

		$226,822	$529,152	$—

Jim Neal	Severance	$340,000	$840,000	$—
	Continued Healthcare Benefits	16,386	32,772	—
	Equity Vesting(1)	—	—	—
	Outplacement Services	8,000	15,000	—

		$364,386	$887,772	$—

(1)	No value attributable to acceleration of unvested stock option awards upon a change in control because such awards were under water based on the closing market price on December 31, 2016.

On December 21, 2016, Mr. Varian, our Chief Executive Officer, retired. Pursuant to the terms and condition of his employment agreement, Mr. Varian received the following payments and benefits:

•	a cash payment in the amount of $604,169, which was equal to his current annual base salary, payable in monthly installments beginning 60 days after his retirement;

•

a cash payment in the amount of $120,834, which was equal to a pro-rated portion of his then-current target annual incentive compensation opportunity, payable in a lump sum 60 days after his retirement;

•	benefits coverage for a period of 12 months; and

•	eligibility for outplacement services for 12 months in an amount not to exceed $15,000.

Pursuant to the terms and conditions of his employment agreement, these payments and benefits are subject to his compliance with certain confidentiality and non-competition provisions.

In addition, Mr. Varian also received certain benefits under the terms and conditions of a retention benefit agreement between him and the Company. Pursuant to the terms and conditions of this agreement, upon his retirement, each of the options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock held by Mr. Varian became fully vested and each stock option will remain vested and exercisable for the full term of such option until the expiration date set forth in the applicable stock option agreement, but in no event later than 10 years following the grant date of the option. Specifically, 35,541 RSUs were released at a value of $5.50 per share for total value of $195,476. All outstanding stock options were under water based on the closing market price on Mr. Varian’s date of retirement, so the value of the acceleration of such options was $0.

On December 21, 2016, Dr. Scannon’s employment as our Executive Vice President and Chief Scientific Officer was terminated. Pursuant to the terms and condition of his employment agreement, Dr. Scannon received the following payments and benefits:

•	a cash payment in the amount of $187,697, which was equal to 75% of his current annual base salary, payable in monthly installments beginning 60 days after his termination;

•	a cash payment in the amount of $21,898, which was equal to a pro-rated portion of his current target annual incentive compensation opportunity, payable in a lump sum 60 days after his termination;

•	benefits coverage for a period of nine months; and

•	outplacement services for 6 months in an amount not to exceed $8,000.

In addition, each of the options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock held by Dr. Scannon became fully vested and each stock option will remain vested and exercisable for the full term of such option until the expiration date set forth in the applicable stock option agreement, but in no event later than 10 years following the grant date of the option. Specifically, 9,022 RSUs were released at a value of $5.50 per share for total value of $49,621. All outstanding stock options were under water based on the closing market price on Dr. Scannon’s termination date, so the value of the acceleration of such options was $0.

Pursuant to the terms and conditions of his employment agreement, these payments and benefits are subject to his compliance with certain confidentiality and non-competition provisions.

Compensation Committee Report on Executive Compensation

The Company’s compensation program for officers (including the named executive officers) is administered by the Compensation Committee, which is composed of three independent directors. Following discussions with management, and review and approval by the Compensation Committee, all issues pertaining to officer compensation are submitted to the full Board for approval.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2016 Form 10-K.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Jack L. Wyszomierski, Chairman

Joseph M. Limber

W. Denman Van Ness

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, other than in XOMA’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of Directors

The primary objectives of the Company’s director compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s stockholders through the creation of stockholder value. We attract and retain directors by benchmarking against companies in our industry of similar size to ensure that our director compensation packages remain competitive. The different elements of director compensation are considered in light of the compensation packages provided to similarly-situated directors at peer companies.

The Nominating & Governance Committee has retained the services of Compensia to assist in evaluating the Company’s director compensation program against the relevant market. At the direction of the Nominating & Governance Committee, management created a survey (the “Director Compensation Survey”) which compared the Company’s director pay levels to those of the same peer group of companies used in the Executive Compensation Survey. The benchmarking process for director compensation used by the Nominating & Governance Committee based on the Director Compensation Survey is substantially similar to the process used by the Compensation Committee for evaluating executive compensation described above under “Compensation Discussion and Analysis.”

Director Compensation Policy

During 2016, each non-employee director was entitled to receive an annual retainer of $40,000, plus an additional (1) $20,000, in the case of the chairman of the Audit Committee, (2) $9,000, in the case of any other member of the Audit Committee, (3) $12,000, in the case of the chairman of the Compensation Committee or Nominating & Governance Committee, (4) $6,000, in the case of any other member of the Compensation Committee or Nominating & Governance Committee and (5) $40,000, in the case of the Chairman of the Board. The Company’s directors do not receive meeting fees.

Additionally, each non-employee director was entitled to receive an initial equity grant valued at $110,000, half of which will be granted as options and half of which will be granted as RSUs. The options will vest monthly over three years and the RSUs will fully vest at three years. After the initial equity grant, each non-employee director whose service continues is entitled to receive an annual equity grant valued at $55,000, half of which will be granted as options and half of which will be granted as RSUs. The options will vest monthly over one year and the RSUs will fully vest at one year.

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded stock options, restricted stock awards or shares of Common Stock of the Company for services as members of the Board.

Director Compensation Table

The table below sets forth the 2016 compensation for members of the Board at any time during 2016. Mr. Neal (current CEO) and Dr. Scannon (former Executive Vice President and Chief Scientific Officer) are not listed in this table because they received no additional compensation for services as members of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total
W. Denman Van Ness	$101,000	$27,013	$26,295	$154,308
William K. Bowes, Jr.	26,000	0	0	26,000
Peter Barton Hutt	46,000	0	52,590	98,590
Joseph M. Limber	46,000	27,013	26,295	99,308
John Varian	833	413,295	0	414,128
Timothy P. Walbert	66,000	27,013	26,295	119,308
Jack L. Wyszomierski	61,000	27,013	26,295	114,308

Total	$346,833	$521,347	$157,770	$1,025,950

(1)	The stock award amounts represent the aggregate grant date fair value for restricted stock unit awards computed in accordance with FASB ASC Topic 718. See Note 10 of the consolidated financial statements in the 2016 Form 10-K regarding assumptions underlying valuation of equity awards. As of December 31, 2016, the aggregate unvested stock awards outstanding for each director listed on this table were as follows: Mr. Van Ness: 3,888, Mr. Bowes: 0, Mr. Hutt: 0, Mr. Limber: 3,871, Mr. Varian: 0, Mr. Walbert: 3,871, and Mr. Wyszomierski: 3,871.
(2)	The option amounts represent the aggregate grant date fair value for option awards computed in accordance with FASB ASC Topic 718. See Note 10 of the consolidated financial statements in the 2016 Form 10-K regarding assumptions underlying valuation of equity awards. As of December 31, 2016, the aggregate unexercised options outstanding for each non-employee director were as follows: Mr. Van Ness: 10,667, Mr. Bowes: 0, Mr. Hutt: 16,783, Mr. Limber: 7,539, Mr. Varian: 61,218, Mr. Walbert: 9,076, and Mr. Wyszomierski: 9,048.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual meeting of stockholders, until their successors are elected, or until their death, resignation or removal. The terms of Messrs. Varian, Hutt and Walbert will end on the date of the annual meeting. Upon their departure, the size of our Board will be reduced to, and our Board will be comprised of, five members.

The nominees for the Board are set forth below. Each person nominated for election, other than Matthew Perry, has been previously elected to serve on the Board. Mr. Perry was appointed to the Board in accordance with the terms of a Subscription Agreement between the Company and Biotechnology Value Fund, L.P. and certain affiliates of Biotechnology Value Fund, L.P. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. Unless otherwise instructed, the proxy holders will vote all proxies received by them on the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. The five candidates receiving the highest number of affirmative votes of the shares of Common Stock entitled to vote at the annual meeting will be elected as directors of the Company.

Nominees to the Board

Name	Title	Age
James Neal	Chief Executive Officer and Director	61
W. Denman Van Ness	Chairman of the Board	74
Joseph M. Limber	Director	64
Jack L. Wyszomierski	Director	61
Matthew Perry	Director	44

James Neal was appointed Chief Executive Officer in December 2016 after serving as our Senior Vice President and Chief Operating Officer. He joined the Company in 2009 as its Vice President, Business Development. Mr. Neal brings more than 25 years’ experience forming and maximizing business and technology collaborations globally and in bringing novel products and technologies to market. Prior to joining XOMA, Mr. Neal was Acting Chief Executive Officer of Entelos, Inc. a leading biosimulation company. Previously in 2007, Entelos acquired Iconix Biosciences, a privately held company where Mr. Neal served as Chief Executive Officer and established multi-year collaborations with Bristol-Myers Squibb, Abbott Labs, Eli Lilly and the U.S. Food and Drug Administration. While Executive Vice President of Incyte Genomics from 1999 to 2002, he led the global commercial activities with pharmaceutical company collaborators and partners including Pfizer, Aventis and Schering-Plough, as well as sales, marketing and business development activities for the company. Earlier, he was associated with Monsanto Company in positions of increasing responsibility. Mr. Neal earned his B.S. in Biology and his M.S. in Genetics and Plant Breeding from the University of Manitoba, Canada, and holds an Executive MBA degree from Washington University in St. Louis, Missouri. Mr. Neal has significant experience with biopharmaceutical companies and brings the unique perspective of the Chief Executive Officer of the Company to the Board.

W. Denman Van Ness has been a director since October of 1981 and was appointed Lead Independent Director in January of 2008 and Chairman of the Board in August of 2011. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 to 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds. Mr. Van Ness earned his B.A. in American History and Literature from

Williams College and holds an MBA degree from Harvard University. Mr. Van Ness brings to the Board an extensive understanding of corporate development and a background in assessing a wide range of corporate funding sources and partnering opportunities. His leadership skills, including past service on the boards of other companies, contribute to his role as Chairman of the Board.

Joseph M. Limber has been a director since December 2012. Mr. Limber currently serves as President and Chief Executive Officer of Genoptix, Inc., a leading oncology molecular diagnostics company, a position he has held since March 2017. Mr. Limber has served as Executive Chairman of ImaginAb, an immune and oncology imaging company developing a pipeline of novel minibodies for treatment monitoring for immuno-oncology therapies and other drugs since January 2016. Prior to that, Mr. Limber served as President and Chief Executive Officer of Gradalis, Inc. from July 2013 through April 2015. Mr. Limber served as President and Chief Executive Officer of Prometheus Laboratories Inc., a subsidiary of Nestlé Health Science, from December 2003 through April 2013 and as a member of its Board of Directors from January 2004 through April 2013. From January 2003 to July 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the biopharmaceutical industry. From April 1998 to December 2002, Mr. Limber was the President and Chief Executive Officer of ACLARA BioSciences, Inc. (now Monogram Biosciences, Inc.), a developer of assay technologies and lab-on-a-chip systems for life science research. From 1996 to 1998, he was the President and Chief Operating Officer of Praecis Pharmaceuticals, Inc. (acquired by GlaxoSmithKline plc), a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to Praecis, Mr. Limber served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by Alza Corporation and now part of the Johnson & Johnson family of companies). He also held management positions in marketing and sales with Syntex Corporation (now F. Hoffmann-La Roche Ltd.) and with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber holds a B.A. from Duquesne University. Mr. Limber brings to the Board his experience in successfully developing markets for specialty pharmaceutical products and managing the critical transition from research organization to commercial entity.

Jack L. Wyszomierski has been a director since August 2010. From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004 culminating in his appointment as Executive Vice President and Chief Financial Officer. Mr. Wyszomierski also serves on the Board of Directors of Athersys, Inc., Exelixis, Inc. and SiteOne Landscape Supply, Inc. and served on the Board of Directors of Unigene Laboratories, Inc. from 2012 to 2013. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski brings his considerable financial expertise to the Board, the Audit Committee, and the Compensation Committee.

Matthew Perry has been a director since February 2017. Mr. Perry is the President of BVF Partners L.P. (“BVF Partners”) and portfolio manager for the underlying funds managed by the firm. BVF Partners is a private investment partnership that has focused on small-cap, value oriented investment opportunities for more than 20 years. Mr. Perry joined BVF Partners in December 1996 and has been a successful lead investor in dozens of transactions and has positively influenced corporate direction for numerous biotechnology companies during the course of his career. In January 2016, Mr. Perry was named to CTI BioPharma Corp.’s Board of Directors and is a member of its Compensation Committee. Mr. Perry is also a co-founder and director of Nordic Biotech Advisors ApS, a venture capital firm based in Copenhagen, Denmark. He holds a B.S. degree from the Biology Department at the College of William and Mary. Mr. Perry brings extensive management consulting experience and experience investing in biotechnology companies to the Board.

Recommendation

The Board of Directors recommends voting “FOR” the election of all nominees to the Board of Directors.

Board Matters

Board Leadership Structure and Risk Oversight

The Company currently separates the positions of CEO and Chairman of the Board. Mr. Van Ness has served as Chairman of the Board since August 2011. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Chairman of the Board is responsible for presiding at all executive sessions of the Board, consulting with the CEO on Board and committee meeting agendas, acting as a liaison between management and the independent directors, including maintaining frequent contact with the CEO and advising him on the efficiency of Board meetings, facilitating teamwork and communication between the independent directors and management, as well as additional responsibilities. The independent directors believe that Mr. Van Ness’s in-depth knowledge of the biopharmaceutical industry and vision for its development, as well as his leadership skills and style, make him the best-qualified director to serve as Chairman of the Board. In light of the separation of the CEO and Chairman of the Board positions, the Board determined that a separate position of Lead Independent Director is not necessary.

The Board is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. As set forth in the Audit Committee charter, the Audit Committee meets periodically with management in order to review the Company’s major financial exposures and the steps management has taken to monitor and control such exposures. In fulfilling this role, the Audit Committee conducts periodic risk assessments and reports its findings to the full Board. The Audit Committee also oversees related-party transactions.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each of Messrs. Van Ness, Hutt, Limber, Walbert, Wyszomierski and Perry qualifies as an “independent” director within the meaning of the NASDAQ rules. Accordingly, a majority of our directors are independent, as required under NASDAQ rules. Our non-employee directors have been meeting, and we anticipate that they will continue to meet, in regularly scheduled executive sessions at which only non-employee directors are present.

All of the members of the Compensation Committee are “independent,” as required by NASDAQ Rules 5605(a)(2) and 5605(d)(2). In determining independence within the meaning of NASDAQ Rules pertaining to membership of the Compensation Committee, our Board determined, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, that no member of the Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about our executive compensation.

Board Meetings

During the fiscal year ended December 31, 2016 the Board and Committees of the Board held 22 meetings. Each Board member other than Messrs. Walbert and Hutt attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year. Directors are encouraged to attend the Company’s annual meetings of stockholders where practicable. All of the directors serving at the time of the 2016 annual meeting other than Messrs. Limber and Walbert, attended last year’s annual meeting of stockholders either in person or telephonically.

The Board has standing audit, compensation and nominating & governance committees.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees. The Compensation Committee, currently consisting of Messrs. Wyszomierski (Chairman), Van Ness and Limber, held three meeting during 2016. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.xoma.com. See “Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served on the Compensation Committee in 2016 or who presently serve on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual meeting of stockholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. The Nominating & Governance Committee currently consists of Messrs. Van Ness (Chairman), Hutt and Walbert. Each member of the Nominating & Governance Committee is “independent” as defined in the listing standards of NASDAQ. The Board has adopted a written charter for the Nominating & Governance Committee, a copy of which is available on the Company’s website at www.xoma.com.

The Nominating & Governance Committee’s charter provides that the committee will, on behalf of the Board, review letters from stockholders regarding the Company’s annual meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by stockholders, in large part because the Company has never received from any of its stockholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy was considered and determined to be unnecessary by the committee. The committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street, Berkeley, California 94710. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Stockholders may also nominate candidates who are not first recommended to the Nominating & Governance Committee by following procedures set forth in our by-laws.

To be considered by the Nominating & Governance Committee, a director nominee must have experience as a board member or senior officer of a company, have a strong financial background, be a leading participant in a field relevant to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths. The Board believes that diversity with respect to all of these factors is an important consideration in appropriate Board composition.

The Board and the Nominating & Governance Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain search firms to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The Nominating & Governance Committee, and one or more of the Company’s other directors, interview candidates, and the committee selects and recommends to the full Board nominees that best suit the Company’s needs.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and reviewing the Company’s accounting practices and systems of internal accounting controls. This committee held six meetings in 2016 and consisted of Messrs. Van Ness, Walbert (Chairman) and Wyszomierski. Each member of the Audit Committee is “independent” as defined in the listing standards of NASDAQ. The Board has determined that Messrs. Wyszomierski and Van Ness is each an “audit committee financial expert” as defined by the rules of the SEC. The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.xoma.com.

Report of the Audit Committee

In accordance with rules established by the SEC, the Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•

met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;

•	regularly met privately with the independent registered public accounting firm, who have unrestricted access to the committee;

•	recommended the appointment of the independent registered public accounting firm and reviewed periodically its performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 61, Communications with Audit Committees; and

•

received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2016 Form 10-K.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Timothy P. Walbert, Chairman

Jack L. Wyszomierski

W. Denman Van Ness

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Officers

The names and ages as of March 1, 2017, positions and biographical summaries of each of our executive officers who are not also nominees for ongoing membership on our Board of Directors are included below.

Thomas Burns, 43 years old, has been our Senior Vice President, Finance and Chief Financial Officer since March 2017. He joined the Company in August 2006 and since then has held various senior finance and accounting roles, most recently as Vice President, Finance and Chief Financial Officer. Mr. Burns has 20 years of experience in accounting and finance in both biotechnology and high-technology companies. Prior to his employment with the Company, he held multiple senior financial management positions at high-tech companies including Mattson Technology, IntruVert Networks (acquired by McAfee), Niku Corporation (acquired by Computer Associates) and Conner Technology. Mr. Burns received his Bachelor’s degree from Santa Clara University and his Masters of Business Administration from Golden Gate University.

PROPOSAL 2—AMENDMENT TO 2010 LONG TERM INCENTIVE PLAN

The Company’s Long Term Incentive Plan became effective on July 21, 2010, the date of approval by the Company’s stockholders. The stockholders approved the amendment of the Long Term Incentive Plan in May 2014, and approved the further amendment of the Long Term Incentive Plan in May 2016.

In this Proposal 2, the Board is asking the stockholders to approve the amendment of the Long Term Incentive Plan (the “Amendment”) in order to:

•

Increase the number of shares of the Company’s common stock authorized for issuance under the Long Term Incentive Plan (the “Common Stock”) by an additional 1,470,502 shares up to an aggregate of 2,579,062 shares;

•	Increase the number of shares of Common Stock issuable under the Long Term Incentive Plan as incentive stock options (“ISOs”) by an additional 2,004,087 shares up to an aggregate of 2,579,062 shares;

•	For purposes of Section 162(m) of the Code:

•	(i) increase the maximum number of shares that may be granted per calendar year to any one participant pursuant to Options or SARs to 2,000,000 shares;

•

(ii) increase the maximum number of shares that may be granted per calendar year to any one participant pursuant to Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code to 2,000,000 shares;

•

(iii) clarify that if the Board or Compensation Committee determines that any corporate transaction or event affects the shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the Long Term Incentive Plan, then the Board or Compensation Committee shall make such equitable changes or adjustments as it deems appropriate, including adjustments to the maximum number of shares with respect to which Options or SARs may be granted per calendar year to any one participant and with respect to which Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code may be granted per calendar year to any one participant;

•	(iv) confirm existing performance criteria upon which performance goals may be based with respect to performance awards under the Long Term Incentive Plan; and

•	(v) confirm existing means of adjustment when calculating the attainment of performance goals for performance awards granted under the Long Term Incentive Plan.

If this Proposal 2 is approved by the stockholders, the Amendment to the Long Term Incentive Plan will become effective upon the date of the Annual Meeting. In the event the stockholders do not approve this Proposal 2, the Amendment will not become effective and the Long Term Incentive Plan will continue in its current form.

Why we are Requesting Stockholder Approval of the Amendment to the Long Term Incentive Plan

The Board believes that it is in the best interest of the stockholders and the Company to increase the aggregate number of shares authorized for issuance under the Long Term Incentive Plan. We compete with many biotechnology companies to attract and retain talented employees at all levels, and equity awards are a critical component of our compensation philosophy and our annual compensation structure. Having the ability to grant equity awards is essential for us to be able to attract, motivate and retain a talented workforce. If we exhaust our remaining share reserve, we will be unable to issue new equity awards to our new and existing employees, consultants, officers and directors, and this would seriously hamper our ability to provide a competitive pay package to current and prospective employees. Approval of the Amendment will allow us to continue to grant equity awards at levels the Board or Compensation Committee determines to be appropriate in order to attract new employees, consultants and directors, retain our existing employees, consultants and directors and to provide incentives for such persons to exert maximum efforts for our success and ultimately increase stockholder value.

In addition, the Board believes that the Company needs to maintain the flexibility to grant options under the Long Term Incentive Plan as ISOs.

Finally, the Board believes it is in the best interests of the Company and the stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. Approval of the Amendment will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options, SARs and performance-based stock and cash awards under the Long Term Incentive Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the stockholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options, SARs and performance-based stock awards, and the amount of cash subject to performance-based cash awards, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that the stockholders approve the amended Long Term Incentive Plan, which includes terms and conditions regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance-based awards granted under the Long Term Incentive Plan (as described in “Description of the Long Term Incentive Plan” section).

Why You Should Vote to Approve the Amendment to the Long Term Incentive Plan

While we recognize that equity awards may have a dilutive impact on existing stockholders, we believe that we have managed our existing equity reserves carefully, and that our current level of dilution and “burn rate” is reasonable, as demonstrated in the tables below. We believe that this share increase request is necessary to provide us with a sufficient number of shares to enable us to grant equity awards to our employees, directors and consultants for approximately two years, however we note that various circumstances could alter this estimate.

Overhang

The following table provides certain additional information regarding our equity incentive program. This table does not include stock options covering 1,018,000 shares with an exercise price of $4.03 per share and a remaining term as of March 23, 2017 of 9.88 years that were granted on February 10, 2017 under the Long-Term Incentive Plan, but which are contingent on stockholder approval of this Proposal 2.

As of March 23, 2017 (Record Date)
Total number of shares of common stock subject to outstanding stock options	563,557
Weighted-average exercise price of outstanding stock options	$73.14
Weighted-average remaining term of outstanding stock options (years)	6.94
Total number of shares of common stock subject to outstanding full value awards	36,534
Total number of shares of common stock available for grant under the Long Term Incentive Plan	101,623
Total number of shares of common stock available for grant under other equity incentive plans	0
Total number of shares of common stock outstanding	7,585,629
Per-share closing price of common stock as reported on NASDAQ Capital Market	$6.54

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2016.

Fiscal Year 2016
Total number of shares of common stock subject to stock options granted	234,962
Total number of shares of common stock subject to full value awards granted	127,367
Total number of shares of common stock subject to stock options cancelled	51,052
Total number of shares of common stock subject to full value awards cancelled	33,695
Weighted-average common stock outstanding	6,020,865

Description of the Long Term Incentive Plan

The following summary of the Long Term Incentive Plan is qualified in its entirety by reference to the Long Term Incentive Plan, a copy of which, as proposed to be amended as set forth in this Proposal 2, is attached as Appendix 1 to this proxy statement.

General

The Long Term Incentive Plan is intended to provide incentives to attract, retain and motivate employees, consultants and directors and to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders. The Long Term Incentive Plan will provide for the grant to eligible employees, consultants and directors of stock options, SARs, restricted shares, RSUs, performance shares, performance units, dividend equivalents, and other stock-based awards (the “Awards”). Although no further grants or awards will be made under the Company’s 1981 Share Option Plan, the Restricted Share Plan, the 2007 CEO Share Option Plan, or the 2002 Directors Share Option Plan (the “Prior Plans”), shares underlying options previously issued under the Prior Plans that are currently outstanding will, upon forfeiture, cancellation, surrender or other termination without distribution of shares of Common Stock to holders thereof, become available under the Long Term Incentive Plan.

As of March 23, 2017, of the 1,108,560 shares of Common Stock currently authorized for issuance under the Long Term Incentive Plan:

•	86,198 shares have been issued on the exercise of option awards;

•	347,070 shares have been issued in connection with vesting of RSUs;

•	600,091 shares were subject to outstanding options and RSUs; and

•	101,623 shares were available for issuance for future awards.

The expiration dates for all such outstanding options range from May 22, 2017 to March 2, 2027 (at the latest).

Following the Amendment of the Long Term Incentive Plan as proposed in this proxy statement, 1,470,502 additional shares will be available for issuance under the Long Term Incentive Plan. However, for each restricted share, RSU, performance share, performance unit, dividend equivalent or other stock-based award issued, the number of shares available under the Long Term Incentive Plan will be reduced by 1.08 shares. Forfeiture of Awards that were counted as greater than 1.0 shares under the provisions described above and forfeiture of awards other than options or stock appreciation rights under our Prior Plans will result in the addition to shares available under the Long Term Incentive Plan of 1.08 shares per share forfeited. If any Awards granted under the Long Term Incentive Plan are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of shares to the participant, any shares counted against the number of shares reserved and available under the Long Term Incentive Plan with respect to such Award shall, to the extent of any such forfeiture, repurchase, settlement, termination, cancellation, exchange or surrender, again be available for awards under the Long Term Incentive Plan. However, if any shares subject to an Award are not delivered to a participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”), the number of shares that are not delivered to the participant shall not remain available for issuance under the Long Term Incentive Plan. Also, any shares withheld or reacquired by the Company pursuant to the exercise of an option or SAR or as consideration for the exercise of an option or SAR, and any shares withheld or reacquired by the Company in satisfaction of the Company’s tax withholding obligation on an Award, shall not again become available for issuance under the Plan.

The shares of Common Stock issuable over the term of the Long Term Incentive Plan will be made available from authorized but unissued shares of Common Stock. Each option will have an exercise price per share of not less than 100% of the fair market value per share of Common Stock on the date of grant.

During each calendar year (i) the maximum number of shares of Common Stock with respect to which options and SARs may be granted to a participant under the Long Term Incentive Plan will be 466,666 shares (or 2,000,000 shares, if the Amendment proposed in this Proposal 2 is approved), and (ii) the maximum number of shares of Common Stock which may be granted to a participant under the Long Term Incentive Plan with respect to Awards intended to qualify as performance-based compensation under the Code (other than options and SARs) will be 466,666 shares (or 2,000,000 shares, if the Amendment proposed in this Proposal 2 is approved).

In addition, no more than 575,000 shares (or 2,579,062 shares, if the Amendment proposed in this Proposal 2 is approved) of Common Stock may be issued as ISOs under the Long Term Incentive Plan. As of March 23, 2017, the Company has issued options to purchase 77,103 shares of Common Stock under the Long Term Incentive Plan as ISOs. This limitation has no effect, however, on the number of shares available under the Long Term Incentive Plan. These Common Stock amounts are subject to anti-dilution adjustments in the event of certain changes in the Company’s capital structure, as described below. Shares of Common Stock issued pursuant to the Long Term Incentive Plan may consist, in whole or in part, of authorized but unissued shares of Common Stock or treasury shares including shares of Common Stock acquired by purchase in the open market or in private transactions.

Eligibility and Administration

Officers and other employees of, and consultants to, the Company and its subsidiaries and affiliates and directors of the Company will be eligible to receive Awards under the Long Term Incentive Plan. Approximately 25 officers, other employees and directors are currently eligible to participate in the Long Term Incentive Plan. Although the Company utilizes the services of a number of consultants who are or would be eligible to be granted Awards under the Long Term Incentive Plan from time to time, it has seldom granted options or shares under its equity-based plans to consultants.

The Long Term Incentive Plan will be administered by the Compensation Committee or such other Board committee or committees (or the entire Board) as may be designated by the Board. Different committees (including the entire Board) may administer the Long Term Incentive Plan with respect to different groups of eligible participants, but in this proxy statement we refer to all of them together as the “LTIP Administrator.” Unless otherwise determined by the Board, the LTIP Administrator will consist of two or more members of the Board who are nonemployee directors within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. The LTIP Administrator will determine which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the amounts, terms, and conditions thereof. The LTIP Administrator will have authority to waive conditions relating to an Award or to accelerate vesting of Awards.

The LTIP Administrator may delegate to other members of the Board or to officers or managers of the Company or any subsidiary or affiliate the authority, subject to such terms as the LTIP Administrator shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the LTIP Administrator may determine to the extent permitted under Rule 16b-3 and applicable law.

Except for certain anti-dilution adjustments, unless the approval of stockholders of the Company is obtained, options and SARs issued under the Long Term Incentive Plan will not be amended to lower their exercise price or exchanged for other options or SARs with lower exercise prices, options and SARs with an exercise price in excess of the fair market value of the underlying shares of Common Stock will not be exchanged for cash or other property, and no other action will be taken with respect to options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which the shares of Common Stock are listed.

Awards

ISOs intended to qualify for special tax treatment in accordance with the Code and nonqualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of shares of Common Stock as the LTIP Administrator determines. The LTIP Administrator will be authorized to set the terms relating to an option, including exercise price and the time and method of exercise. However, the exercise price of options will not be less than the fair market value of the shares of Common Stock on the date of grant, and the term will not be longer than ten years from the date of grant of the options.

An SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price of the SAR set by the LTIP Administrator as of the date of grant. However, the exercise price of the SARs will not be less than the fair market value of the shares of Common Stock on the date of grant, and the term will not be longer than ten years from the date of grant of the SARs. Payment with respect to SARs may be made in cash or shares of Common Stock as determined by the LTIP Administrator.

Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the LTIP Administrator may impose. Such restrictions will lapse under circumstances that the LTIP Administrator shall determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the LTIP Administrator, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during the applicable restriction period.

An RSU will entitle the holder thereof to receive shares of Common Stock or cash at the end of a specified deferral period. RSUs will also be subject to such restrictions as the LTIP Administrator may impose. Such restrictions will lapse under circumstances that the LTIP Administrator shall determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the LTIP Administrator, RSUs subject to restriction will be forfeited upon termination of employment during any applicable restriction period.

Performance shares and performance units will provide for the future issuance of shares of Common Stock or payment of cash, respectively, to the recipient upon the attainment of performance objectives over specified performance periods. Except as otherwise determined by the LTIP Administrator, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period. Performance objectives may vary from person to person and grant to grant and will be based upon such performance criteria as the LTIP Administrator may deem appropriate. The LTIP Administrator may revise performance objectives if significant events occur during the performance period which the LTIP Administrator expects to have a substantial effect on such objectives.

The LTIP Administrator may also grant dividend equivalent rights and it is authorized, subject to limitations under applicable law, to grant such other Awards as may be denominated in, valued in, or otherwise based on, shares of Common Stock, as deemed by the LTIP Administrator to be consistent with the purposes of the Long Term Incentive Plan.

If the LTIP Administrator determines that an Award of restricted shares, RSUs, performance shares, performance units or other stock-based awards should qualify under the performance-based compensation exception to the $1 million cap on deductibility under Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such awards shall be contingent upon achievement of pre-established performance goals based on one or more of the following business criteria for the Company and/or for specified subsidiaries or affiliates or other business units or lines of business of the Company: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) Common Stock price or total stockholder return; (10) book value or adjusted book value; (11) expense ratio; (12) operating income; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the LTIP Administrator may determine, in its discretion, including without limitation in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The maximum amount payable upon settlement of a cash-settled performance unit (or any other cash-settled award) granted under the Long Term Incentive Plan that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code for any calendar year to any participant will not exceed $3,000,000.

Nontransferability

Unless otherwise set forth by the LTIP Administrator in an award agreement, Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

Change in Control

In the event of a change in control (as defined in the Long Term Incentive Plan), unless otherwise provided by the LTIP Administrator at the time of the Award grant, each outstanding Award shall either be assumed by the successor company or parent thereof or to be replaced with comparable awards with respect to capital stock of the successor company or parent thereof, such comparability to be determined by the Compensation Committee, or if an Award is not so assumed or replaced, then such outstanding Award shall become fully exercisable at the time of the change in control, and all restrictions or limitations (including risks of forfeiture and deferrals) on such outstanding Award shall lapse, and all performance criteria and other conditions to payment of such Award shall be deemed to be achieved or fulfilled at target (if applicable) and shall be waived by the Company at the time of the change in control.

Capital Structure Changes

If the LTIP Administrator determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event affects the shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the Long Term Incentive Plan, then the LTIP Administrator shall make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares that may thereafter be issued under the Long Term Incentive Plan, (ii) the number and kind of shares, other securities or other consideration to be issued or become issuable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award. Under such circumstances, the LTIP Administrator also has the authority to provide for a distribution of cash or property in respect of any Award, and (iv) the maximum number of shares with respect to which Options or SARs may be granted per calendar year to any one participant and with respect to which Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code may be granted per calendar year to any one participant.

Amendment and Termination

The Long Term Incentive Plan may be amended, altered, suspended or terminated by the Board at any time, in whole or in part, without the consent of stockholders or plan participants. However, any amendment for which stockholder approval is required under the rules of any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted will not be effective until such stockholder approval has been obtained. In addition, no amendment, suspension, or termination of the Long Term Incentive Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. The LTIP Administrator may waive any conditions or rights, amend any terms, or amend, suspend or terminate, any Award granted, provided that, without participant consent, such amendment, suspension or termination may not materially and adversely affect the rights of such participant under any Award previously granted to him or her.

Effective Date and Term

The Long Term Incentive Plan became effective on July 21, 2010, the date of approval by our stockholders and was amended in May 2014. Unless earlier terminated or extended, the Long Term Incentive Plan will expire on May 25, 2020 (unless sooner terminated by the Board), and no further awards may be granted thereunder after such date.

U.S. Federal Income Tax Consequences Associated with the Long Term Incentive Plan

The following is a summary of the federal income tax consequences of the Long Term Incentive Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws. This information is not and should not be considered tax advice. The Company assumes no liability whatever for any taxes, fees, penalties, investment losses, or other damages incurred by participants in the Plan who rely on this information. Participants are strongly urged to consult with their tax advisors.

Stock Options

In general, the grant of an option will not be a taxable event to the recipient, and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an ISO.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company or a subsidiary that employs the participant will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO, and no deduction will be available to the Company or a subsidiary that employs the participant, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an ISO granted under the Long Term Incentive Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an ISO granted under the Long Term Incentive Plan will be treated as a nonqualified stock option to the extent it (together with other ISOs granted to the participant by the Company) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of Common Stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company or a subsidiary that employs the participant will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Common Stock have been held. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of Common Stock have been held.

If an option is exercised through the use of shares of Common Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares of Common Stock, and thus, no gain or loss will be recognized with respect to such previously owned shares of Common Stock upon such exercise. The amount of any built-in gain on the previously owned shares of Common Stock generally will not be recognized until the new shares of Common Stock acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Shares

A participant who receives restricted shares of Common Stock will generally recognize ordinary income at the time that they “vest”, i.e., when they are no longer subject to a substantial risk of forfeiture. The amount of ordinary income so recognized will generally be the fair market value of the shares of Common Stock at the time the shares of Common Stock vest, less the amount, if any, paid for the shares of Common Stock. This amount is generally deductible for federal income tax purposes by the Company or a subsidiary that employs the participant. Dividends paid with respect to shares of Common Stock that are not vested will be ordinary compensation income to the participant (and generally deductible by the Company or a subsidiary that employs the participant). Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date the shares of Common Stock vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock. The holding period for this purpose will begin on the date following the date the shares of Common Stock vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company or a subsidiary that employs the participant will generally be entitled to a corresponding deduction. Dividends paid with respect to shares of Common Stock as to which a proper Section 83(b) election has been made will not be deductible to the Company or a subsidiary that employs the participant. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARs, RSUs and Other Awards

With respect to SARs, RSUs, performance shares, performance units, dividend equivalents and other Awards under the Long Term Incentive Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the Long Term Incentive Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company or a subsidiary that employs the participant.

Payment of Withholding Taxes

The Company may withhold, or require a participant to remit to it, an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements associated with Awards under the Long Term Incentive Plan.

Deductibility Limit on Compensation in Excess of $1 Million

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the Long Term Incentive Plan) by a public company to each “covered employee” (i.e., the chief executive officer, the chief financial officer and the three most highly compensated executive officers of the Company other than the chief executive officer or the chief financial officer) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility. Although we consider tax deductibility under Section 162(m) as a factor in our compensation decisions (including Awards under the Long Term Incentive Plan), we retain the ability to authorize certain compensation payments that may not satisfy the tax deductibility requirements under Section 162(m) if it is determined that such payments are appropriate to attract and/or retain executive talent or otherwise promote our corporate objectives.

New Plan Benefits

Name and Position	Number of Shares
James Neal, Chief Executive Officer	625,000	(1)
Tom Burns, Senior Vice President, Finance and Chief Financial Officer	200,000	(1)
All Current Executive Officers as a Group	825,000	(1)
All Current Non-Executive Directors as a Group	48,000	(2)
All Current and Former Employees as a Group (including all current non-executive officers)	145,000	(1)

(1)	Awards granted under the Long Term Incentive Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Long Term Incentive Plan. However, on February 10, 2017, stock options were awarded to certain employees (including our executive officers) under the Long Term Incentive Plan subject to stockholder approval of this Proposal 2, and the number of shares subject to each such award is indicated in this table.

(2)	On February 10, 2017, each of our current non-employee directors received a stock option to purchase 8,000 shares of our common stock subject to approval of this Proposal 2 by our stockholders. For additional information regarding our current compensation program for non-employee directors, please see “Director Compensation” above.

Long Term Incentive Plan Benefits

The following table shows, for each of the individuals and the various groups indicated, the number of stock options and restricted stock units underlying shares of our Common Stock that have been granted (even if not currently outstanding) under the Long Term Incentive Plan since its adoption in July 2010 through March 23, 2017.

Long Term Incentive Plan

Name and position	Number of shares subject to stock awards
James Neal, Chief Executive Officer	137,354
Tom Burns, Senior Vice President, Finance and Chief Financial Officer	54,582
All Current Executive Officers as a Group	191,936
All Current Non-Executive Directors as a Group	256,451
All Current and Former Employees as a Group (including all current non-executive officers)	699,178
All Nominees for Director	210,558
Each Associate of any Director, Executive Officer or Nominee	0
Each Other Current and Former 5% Holder or Future 5% Recipient	0

Board Recommendation

The Board unanimously recommends voting “FOR” approval. Approval of the Amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting on the proposal.

PROPOSAL 3—AMENDMENT TO 2015 EMPLOYEE SHARE PURCHASE PLAN

The Company is asking the stockholders to approve the following amendment to the Company’s 2015 ESPP: (i) an increase of 250,000 shares (from 15,000 shares to a total of 265,000 shares) of common stock available for issuance under the 2015 ESPP; (ii) an increase in the maximum number of shares an employee may purchase in any offering period to 2,500.

The 2015 ESPP is an employee benefit program that enables qualified employees of the Company and its designated subsidiaries to purchase shares of the Company’s common stock through payroll deductions. The purposes of the 2015 ESPP are to assist qualified employees of the Company and its subsidiaries in acquiring a stock ownership interest in the Company and to encourage them to remain in the employ of the Company and its subsidiaries. The 2015 ESPP is intended to qualify for favorable federal income tax treatment under Section 423 of the Code.

We believe that the 2015 ESPP provides a valuable opportunity for employees to acquire an ownership interest in the Company and provides stockholder value by aligning employee and stockholder interests. We rely on equity incentives to attract and retain our employees, and we believe that such incentives are essential to our long-term growth and future success. The proposed share increases will ensure that a sufficient reserve of common stock remains available under the 2015 ESPP to allow us to continue to provide equity incentives to our employees on a competitive level.

Should our stockholders fail to approve the amendment of the 2015 ESPP, it will continue to remain in effect in accordance with its current terms. However, because only 125 shares of common stock remained available for issuance under the 2015 ESPP as of March 23, 2017, our ability to use this form of equity-based compensation to attract, retain and motivate our employees in what is a very competitive hiring environment would be constrained.

The terms and provisions of the 2015 ESPP are summarized below. This summary, however, does not purport to be a complete description of the 2015 ESPP. The 2015 ESPP has been filed with the SEC as Appendix 2 to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the 2015 ESPP.

Description of 2015 Employee Stock Purchase Plan

General

The 2015 ESPP was adopted by the Board in February 2015 and became effective on May 21, 2015, the date it was approved by the stockholders. As of March 23, 2017, there were 125 shares of common stock available for future issuance under the 2015 ESPP. On March 2, 2017, the Board approved the amendment of the 2015 ESPP, subject to stockholder approval, to increase by 250,000 shares the number of shares of common stock authorized for issuance under the 2015 ESPP.

Administration

The 2015 ESPP may be administered by the Board or a committee of the Board (the “Plan Administrator”). The Compensation Committee serves as Plan Administrator. The Compensation Committee, as Plan Administrator, has full authority to adopt such rules and procedures as it may deem necessary for the proper plan administration and to interpret the provisions of the 2015 ESPP.

Shares Available Under the 2015 ESPP

Subject to stockholder approval of this proposal, a total of 265,000 shares of Common Stock will be authorized for purchase over the term of the 2015 ESPP, subject to adjustment in the event of a stock split, stock dividend, combination or reclassification or similar event.

Offering Periods

The 2015 ESPP is implemented by one offering period during each six-month period, but the initial offering period lasted five months. The Plan Administrator may alter the duration of future offering periods in advance without stockholder approval. Each participant is granted a separate purchase right to purchase shares of Common Stock for each offering period in which he or she participates. Purchase rights under the 2015 ESPP are granted at the beginning of each offering period in which the participant participates and are automatically exercised on the last day of the offering period. Each purchase right entitles the participant to purchase the whole number of shares of Common Stock obtained by dividing the participant’s payroll deductions for the offering period by the purchase price in effect for such period.

Eligibility

Except as described in this paragraph with respect to certain foreign employees, all employees of the Company and its designated subsidiaries are eligible to participate in the 2015 ESPP except that the Plan Administrator may exclude from an offering period any individual who is regularly expected to work for less than twenty (20) hours per week or for less than five (5) months per calendar year in the employ of the Company or any designated parent or subsidiary, or has not been employed for such continuous period as the Plan Administrator may require (not to exceed two (2) years). An eligible employee may only join an offering period on the start date of that period. Designated parents and subsidiaries include any parent or subsidiary corporations of the Company, whether now existing or hereafter organized, which elect, with the approval of the Plan Administrator, to extend the benefits of the 2015 ESPP to their eligible employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether he or she is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) are ineligible to participate in the 2015 ESPP if his or her participation is prohibited under the laws of the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the 2015 ESPP or an offering to violate Section 423 of the Code.

As of March 23, 2017, two named executive officers and approximately 15 other employees were expected to be eligible to participate in the 2015 ESPP.

Purchase Provisions

Each participant in the 2015 ESPP may authorize periodic payroll deductions that may not exceed the least of (i) 10% of his or her compensation, which is defined in the 2015 ESPP to include the regular base salary, exclusive of any payments for overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation, or contributions (other than contributions under a 401(k) or cafeteria plan) (ii) such lesser amount determined by the Plan Administrator per offering period. A participant may increase or reduce his or her rate of payroll deductions during an offering period.

On the last day of each offering period, the accumulated payroll deductions of each participant are automatically applied to the purchase shares of Common Stock at the purchase price in effect for that period.

Purchase Price

The purchase price per share at which Common Stock is purchased on the participant’s behalf for each offering period is equal to 85% of the lower of (a) the fair market value per share of the Common Stock on the first day of the offering period and (b) the fair market value on the last day of the offering period.

Valuation

The fair market value of the Common Stock on a given date is the closing sales price of the Common Stock on the NASDAQ Global Market as of such date. As of March 15, 2017, the fair market value of a share of the Company’s Common Stock as reported on the NASDAQ Global Market was $5.78.

Special Limitations

The 2015 ESPP imposes certain limitations upon a participant’s right to acquire Common Stock, including the following limitations:

•

No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding options or purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•

No purchase right granted to a participant may permit such individual to purchase Common Stock at a rate greater than $25,000 worth of such Common Stock (valued at the time such purchase right is granted) for each calendar year.

•	No participant may purchase more than 2,500 shares in a single offering period.

Termination of Purchase Rights

A participant’s purchase right immediately terminates upon such participant’s loss of eligible employee status, and his or her accumulated payroll deductions for the offering period in which the purchase right terminates are refunded. A participant may withdraw from an offering period by giving advance notice prior to the end of that period and his or her accumulated payroll for the offering period in which withdrawal occurs shall be refunded.

Assignability

No purchase right will be assignable or transferable (other than by will or the laws of descent and distribution) and will be exercisable only by the participant.

Corporate Transaction

In the event of the proposed dissolution or liquidation of the Company, the current offering period will terminate immediately prior to the consummation of such dissolution or liquidation, unless otherwise provided by the Plan Administrator. In the event of a proposed sale of all or substantially all of the assets of the Company, certain mergers, an acquisition of a controlling interest in the Company (each, a “Corporate Transaction”) during an offering period, all outstanding purchase rights shall be assumed by the successor corporation (or a parent or subsidiary thereof), unless the Plan Administrator determines, in its sole discretion, to shorten the offering period then in-effect to a new purchase date. If the Plan Administrator shortens the offering period then in progress to a new purchase date, the Plan Administrator will provide notice to each participant that (i) his or her purchase right will be automatically exercised on the new purchase date or (ii) the Company will pay to him or her, on the new purchase date, cash, cash equivalents, or property as determined by the Plan Administrator that is equal to the difference in the fair market value of the shares of Common Stock covered by his or her purchase right and the purchase price due had the purchase right been automatically exercised on the new purchase date.

Changes in Capitalization

In the event any change is made to the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number of securities issuable under the 2015 ESPP, including the maximum number of securities issuable per participant on any one purchase date and (ii) the number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

Amendment and Termination

The 2015 ESPP will terminate upon the earlier to occur of (i) ten years following the date of the original adoption of the 2015 ESPP or (ii) the date on which all purchase rights are exercised in connection with a Corporate Transaction.

The Plan Administrator may at any time terminate or amend the 2015 ESPP. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

U.S. Federal Income Tax Consequences Associated with the 2015 Employee Stock Purchase Plan

The 2015 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company in connection with the grant or exercise of an outstanding purchase right.

Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2015 ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the offering period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which such shares were acquired and more than one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeds the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the start date of the offering period, and any additional gain upon the disposition will be taxed as long-term capital gain. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of his or her death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Plan Benefits under the 2015 Employee Stock Purchase Plan

The following table sets forth, for each of the individuals and various groups indicated, the total number of shares of our common stock that have been purchased under the 2015 ESPP as of March 23, 2017.

2015 ESPP

Name and Position	Number of Shares
James Neal, Chief Executive Officer	715
Tom Burns, Senior Vice President, Finance and Chief Financial Officer	0
All Current Executive Officers as a Group	715
All Current Non-Executive Directors as a Group	0
All Nominees for Director
James R. Neal	715
Each Associate of any Director, Executive Officer or Nominee	0
Each Other Current and Former 5% Holder or Future 5% Recipient	0
All Current and Former Employees as a Group (including all current non-executive officers)	11,660

New Plan Benefits

Because participation in the 2015 ESPP is entirely within the discretion of the eligible employees, a new plan benefits table, as described in the federal proxy rules, is not provided. Because the Company cannot predict the participation levels by employees, the rate of employee contributions or the eventual purchase price under the 2015 ESPP, it is not possible to determine the value of benefits that may be obtained by executive officers and other employees under the 2015 ESPP. Non-employee directors are not eligible to participate in the 2015 ESPP.

Board Recommendation

The Board unanimously recommends voting “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting on the proposal.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

We have been informed by Ernst & Young LLP that, to the best of their knowledge, neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in XOMA or our affiliates.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of XOMA and our stockholders.

Recommendation

The recommendation to ratify the appointment of Ernst & Young is being submitted to the stockholders at the annual meeting. The Board recommends voting “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the 2017 fiscal year.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval generally is provided for up to one year, is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee has delegated pre-approval authority to its chairman, who must report any decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee approved 100% of all audit and other services provided by Ernst & Young LLP in 2016 and 2015. The total fees paid to Ernst & Young LLP for the last two fiscal years are as follows:

	Fiscal Year Ended December 31, 2016	Fiscal Year Ended December 31, 2015
Audit Fees(1)	$970,254	$876,542
Audit Related Fees	—	—
Tax Fees(2)	—	35,000
All Other Fees	—	—

(1)	Audit Fees include the integrated audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements included in Quarterly Reports on Forms 10-Q, consultations on matters addressed during the audit or quarterly reviews, and services provided in connection with SEC filings, including consents and comment and comfort letters.
(2)	Amounts represent fees for products and services provided by Ernst & Young for tax compliance, tax advice and tax planning.

The Audit Committee considered whether the provision of the services covered in the preceding paragraphs of this section is compatible with maintaining Ernst & Young’s independence.

PROPOSAL 5—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation (a so-called “say-on-pay” vote), as well as an advisory vote with respect to whether future say-on-pay votes will be held every one, two or three years, which is the subject of Proposal 6 below.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to enable the Company to attract, motivate and retain outstanding individuals and (2) to align their success with that of the Company’s stockholders through the creation of shareholder value and achievement of strategic corporate objectives. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The Compensation Discussion and Analysis section starting on page 5 provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote under this Proposal 5 is advisory, and therefore not binding on the Company, the Board or our Compensation Committee. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal 5:

RESOLVED, that the stockholders of XOMA Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s “named executive officers” as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s definitive proxy statement for the 2017 annual meeting of stockholders.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the foregoing resolution. Approval of this resolution requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting. Abstentions will have the same effect as voting against the resolution. Because broker non-votes are not counted as votes for or against this resolution, they will have no effect on the outcome of the vote.

PROPOSAL 6—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

We are also required by the Dodd-Frank Act to provide stockholders with a separate advisory (non-binding) vote for the purpose of asking stockholders to express their preference for the frequency of future say-on-pay votes. Shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by a plurality of our shareholders. We are required to solicit stockholder votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek shareholder input more frequently.

Recommendation

The Board of Directors recommends a vote in favor of an advisory vote on executive compensation once every THREE years. The Board believes that such a vote is most appropriate for the Company because it would provide stockholders with the appropriate timeframe to evaluate the Company’s overall compensation philosophy, design and implementation. As described in the Compensation Discussion and Analysis, the Company’s executive officer compensation is designed with a long-term focus to retain outstanding individuals and align their success with that of the Company’s stockholders. Key elements of the program include performance criteria that require creation of stockholder value and achievement of strategic corporate objectives that are fundamental to our business model. Due to the very nature of biopharmaceutical research and development, many aspects of our business model, and consequently most of our strategic objectives, extend well beyond an annual timeframe. A three-year period is more closely aligned with the longer-term view that the Compensation Committee takes with respect to the more significant components of our named executive officers’ compensation, and would allow stockholders the opportunity to evaluate the effectiveness of these programs over the time frames that they are intended to generate performance. The Board intends that the Company’s executive officer compensation program be responsive to stockholder concerns, but is concerned that annual votes on the program could foster short-term focus and undermine its long-term features. Additionally, a longer period between votes would provide the opportunity for stockholder and advisory services to engage in more thoughtful analysis and would facilitate more meaningful dialogue between shareholders and the Board regarding the Company’s executive compensation practices.

The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the stockholders. As a result, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and NASDAQ. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2016 on a timely basis, except that each of Messrs. Walbert, Wyszomierski, Van Ness, Limber and Hutt inadvertently filed one late Form 4 covering, in each case, a grant of equity awards.

TRANSACTIONS WITH RELATED PERSONS

There were no reportable transactions with related persons during 2016. The Company or a subsidiary of the Company may occasionally enter into transactions with certain related persons, such as executive officers, directors or nominees for directors of the Company, their immediate family members or beneficial owners of more than 5% of the Company’s outstanding Common Stock, in which the related party has a direct or indirect material interest. Each such transaction is subject to review and pre-approval by the Audit Committee.

Procedures for Approval of Related Party Transactions

Our Board of Directors reviews the relationships that each director has with the Company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and NASDAQ rules. As part of the review process, the Company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers and legal counsel reviews the responses to these questionnaires and reports any related party transactions to the Audit Committee. We may enter into arrangements in the ordinary course of our business that involve the Company’s receiving or providing goods or services on a non-exclusive basis and at arm’s length negotiated rates or in accordance with regulated price schedules with corporations and other organization in which a Company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.

Our Code of Ethics requires all directors, officers and employees to avoid any situation that involves an actual or potential conflicts of interest with the Company’s objectives and best interests. Employees are encouraged to direct any questions regarding conflicts of interest to the Company’s Chief Financial Officer or legal department. All related party transactions involving the Company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XOMA stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or XOMA. Direct your written request to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary or your telephonic request to (510) 204-7482. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board does not know of any matters to be presented at this annual meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your shares of Common Stock be represented at the meeting, regardless of the number of shares of Common Stock you hold. You are, therefore, urged to promptly vote your proxy by accessing the Internet, by calling the toll-free telephone number as instructed in the Notice, or if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A stockholder who intends to present a proposal at the 2018 meeting of stockholders must submit such proposal to the Company by December 6, 2017 for inclusion in the Company’s 2018 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company’s principal office at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. A stockholder who intends to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2018, must do so in writing following the above instructions not earlier than the close of business on January 18, 2018 and not later than the close of business on February 17, 2018. We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2018 is held more than 30 days before or 60 days after May 18, 2018. The section titled “Nominating & Governance Committee” in this proxy statement provides additional information on the director nomination process.

For all other stockholders communications with the Board or a particular director, a stockholder may send a letter to the Company’s principal office at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual director or directors.

By Order of the Board,

Thomas Burns
Senior Vice President, Finance and Chief Financial Officer

April 5, 2017

Berkeley, California

Appendix 1

XOMA CORPORATION

AMENDED AND RESTATED

2010 LONG TERM INCENTIVE AND STOCK AWARD PLAN

(as amended through May 18, 2017, subject to stockholder approval)

1.	Purposes.

The purposes of the XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan are to advance the interests of XOMA Corporation and its stockholders by providing a means to attract, retain, and motivate employees, consultants and directors of the Company, its Subsidiaries and Affiliates, to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders.

2.	Definitions.

For purposes of this Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under this Plan; provided, however, that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

(b) “Award” means any Option, SAR, Restricted Share, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Stock-Based Award granted to an Eligible Person under this Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) a merger, consolidation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) any other reorganization or business combination in which fifty percent (50%) or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions;

(iv) any approval by the stockholders of the Company of a plan of complete liquidation of the Company;

(v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(h) “Committee” means the Compensation Committee of the Board, or such other Board committee or committees (which may include the entire Board) as may be designated by the Board to administer all or any portion of this Plan; provided, however, that, unless otherwise determined by the Board, a Committee shall consist of two or more directors of the Company, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that a Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by such Committee which Award is otherwise validly made under this Plan. Different Committees may administer this Plan with respect to different groups of Eligible Persons. As used herein, the singular “Committee” shall include the plural “Committees” if applicable, except where the context requires otherwise.

(i) “Company” means XOMA Corporation, a Delaware corporation, or any successor company.

(j) “Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

(k) “Dividend Equivalent” means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

(l) “Effective Date” means July 21, 2010, contingent on shareholder approval of this Plan on such date.

(m) “Eligible Person” means (i) an employee or consultant of the Company, a Subsidiary or an Affiliate, including any director who is an employee, or (ii) a Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee or consultant in connection with his or her hiring or retention prior to the date the employee or consultant first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested or exercisable prior to the date the employee or consultant first performs such services.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(o) “Fair Market Value” means:

(i) if the Shares are not at the time listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, the fair market value shall be the closing selling price per Share on the date in question, as such price is reported on The NASDAQ Global Market or any successor system; provided that if there is no reported closing selling price for Shares on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value;

(ii) if the Shares are at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price per Share on the date in question on the stock exchange determined by the Committee to be the primary market for the Shares, as such price is officially quoted on such exchange; provided that if there is no reported sale of Shares on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists; or

(iii) if the Shares are at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market (or if the Committee determines that the value as determined pursuant to subsection (i) or (ii) above does not reflect fair market value), then the Committee shall determine fair market value after taking into account such factors as it deems appropriate, including one or more independent professional appraisals.

(p) “Incumbent Directors” means directors who (i) are directors of the Company as of the date hereof, (ii) are elected, or nominated for election, to the Board with the affirmative votes of the directors of the Company as of the date hereof, or (iii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i) through (v) of the definition of Change in Control or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(q) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(r) “NQSO” means any Option that is not an ISO.

(s) “Option” means a right, granted under Section 5(b), to purchase Shares.

(t) “Other Stock-Based Award” means a right, granted under Section 5(h) that relates to or is valued by reference to Shares.

(u) “Participant” means an Eligible Person who has been granted an Award under this Plan.

(v) “Performance Award” shall have the meaning set forth in Section 7(a).

(w) “Performance Period” shall have the meaning set forth in Section 5(f)(i).

(x) “Performance Share” means a performance share granted under Section 5(f).

(y) “Performance Unit” means a performance unit granted under Section 5(f).

(z) “Plan” means this XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan.

(aa) “Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to this Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd) “SAR” or “Stock Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

(ee) “Shares” means shares of common stock of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.

(ff) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company if each of the companies (other than the last company in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in the chain.

(gg) “Termination of Service” means the termination of the Participant’s employment, consulting services or directorship with the Company, its Subsidiaries and its Affiliates, as the case may be. A Participant employed by a Subsidiary of the Company or one of its Affiliates shall also be deemed to incur a Termination of Service if the Subsidiary of the Company or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee or director of, or a consultant to, the Company, another Subsidiary of the Company or an Affiliate. In the event that a Participant who is an employee of the Company, a Subsidiary or an Affiliate becomes a Director or a consultant to the Company, a Subsidiary or an Affiliate upon the Participant’s termination of employment, unless otherwise determined by the Committee in its sole discretion, no Termination of Service shall be deemed to occur until such time as such Participant is no longer an employee of, or consultant to, the Company, a Subsidiary or an Affiliate or a Director, as the case may be. If a Participant who is a Director becomes an employee of, or a consultant to, the Company, a Subsidiary or an Affiliate upon such Participant ceasing to be a Director, unless otherwise determined by the Committee in its sole discretion, such termination of the Participant’s directorship shall not be treated as a Termination of Service unless and until the Participant’s employment or consultancy, as the case may be, terminates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered a Termination of Service.

3.	Administration.

(a) Authority of the Committee. This Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of this Plan:

(i) to select Eligible Persons to whom Awards may be granted;

(ii) to designate Affiliates;

(iii) to determine the type or types of Awards to be granted to each Eligible Person;

(iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under this Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person, provided that such deferral shall be intended to be in compliance with Section 409A of the Code;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer this Plan;

(ix) to correct any defect or supply any omission or reconcile any inconsistency in this Plan and to construe and interpret this Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable;

(xi) to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with this Plan; and

(xii) to make all other decisions and determinations as may be required under the terms of this Plan or as the Committee may deem necessary or advisable for the administration of this Plan.

(b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under this Plan. Any action of the Committee with respect to this Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under this Plan from or through any Eligible Person, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of this Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to this Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d) Limitation on Committee’s Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

(e) No Option or SAR Repricing Without Stockholder Approval. Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of stockholders of the Company is obtained, (i) Options and SARs shall not be amended to lower their exercise price, (ii) Options and SARs will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property and (iii) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which the Shares are listed.

(f) Limitation on Committee’s Authority under 409A. Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.

4.	Shares Subject to this Plan.

(a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards under this Plan shall be (i) 2,579,062 plus (ii) the number of Shares subject to awards granted prior to the Effective Date of this Plan under the Company’s 1981 Share Option Plan, its Restricted Share Plan or its 1992 Directors Share Option Plan (the “Prior Plans”) which awards are, after the Effective Date, forfeited, canceled, surrendered or otherwise terminated without a distribution of Shares to the holder of the award; provided, however, that, subject to adjustment as provided in Section 4(c) hereof, no more than 2,579,062 Shares may be issued as ISOs under this Plan; and, provided, further, that for each Restricted Share, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent or Other Stock-Based Award issued, such total number of available Shares shall be reduced by 1.08 Shares. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under this Plan, exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under this Plan with respect to such Award shall, to the extent of any such forfeiture, repurchase, settlement, termination, cancellation, exchange or surrender, again be available for Awards under this Plan. Further, for each share underlying an Award that was granted under this Plan and is a Restricted Share, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent or Other Stock-Based Award and for each share underlying an award other than an option or stock appreciation right that was granted under a Prior Plan, in each case, that is forfeited, cancelled, terminated, exchanged or surrendered, such forfeiture, cancellation, termination, exchange or surrender will result in the addition of 1.08 shares to the share reserve of this Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised. If any shares subject to an Award are not delivered to a participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”), the number of shares that are not delivered to the participant shall not remain available for issuance under the Long Term Incentive Plan. Also, any shares withheld or reacquired by the Company pursuant to the exercise of an option or SAR or as consideration for the exercise of an option or SAR, and any shares withheld or reacquired by the Company in satisfaction of the Company’s tax withholding obligation on an Award shall not again become available for issuance under the Plan

(b) Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 2,000,000 Shares, and (ii) with respect to which Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code may be granted during a calendar year to any Eligible Person under this Plan shall be 2,000,000 Shares.

(c) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under this Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, (i) adjust any or all of (w) the number and kind of shares which may thereafter be issued under this Plan, (x) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, (y) the exercise price, grant price, or purchase price relating to any Award, and (z) the maximum number of shares, as provided in Section 4(b), with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan and with respect to which Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code may be granted during a calendar year to any Eligible Person under this Plan, or (ii) provide for a distribution of cash or property in respect of any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise; provided, further, that no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to be treated as deferred compensation pursuant to Section 409A of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that the Committee shall not have discretion to increase the amount of compensation payable under any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(d) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

5.	Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(d)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of Termination of Service by the Eligible Person.

(b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

(ii) Option Term. The term of each Option shall be determined by the Committee; provided, however, that such term shall not be longer than ten years from the date of grant of the Option.

(iii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

(iv) ISOs. The terms of any ISO granted under this Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or stockholder approval of this Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

(c) SARs. The Committee is authorized to grant SARs (Stock Appreciation Rights) to Eligible Persons on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR, as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii) Other Terms. The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter and (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

(ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares shall be repurchased by the Company for a nominal amount equal to their par value and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii) Certificates for Shares. Restricted Shares granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and, unless otherwise determined by the Committee, the Company shall retain physical possession of the certificate and the Participant shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

(iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date, and subject to such conditions, as determined by the Committee, in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons, subject to the following terms and conditions:

(i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Stock Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

(ii) Forfeiture. Except as otherwise determined by the Committee at the date of grant or thereafter, upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Stock Units relate, all Restricted Stock Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Stock Unit shall be either (A) paid with respect to such Restricted Stock Unit at the dividend payment date in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units or other Awards, as the Committee shall determine.

(f) Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

(i) Performance Period. The Committee shall determine a performance period (the “Performance Period”) of one or more years or other periods and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon the performance criteria as the Committee may deem appropriate. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

(ii) Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.

(iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, in the case of any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(iv) Forfeiture. Except as otherwise determined by the Committee at the date of grant or thereafter, upon Termination of Service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the

Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

(v) Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing at the time determined by the Committee.

(vi) Restriction on Dividends. No dividends or Dividend Equivalents shall be paid on any Performance Share or Performance Unit until such time (if ever) as the performance criteria associated therewith have been met.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify; provided, however, that, unless otherwise determined by the Committee, Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of any underlying Awards to which they relate.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of this Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under this Plan, shall also be authorized pursuant to this Section 5(h).

6.	Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under this Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under this Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards. Subject to the provisions of Section 3(e) hereof prohibiting Option and SAR repricing without stockholder approval, the per Share exercise price of any Option, or grant price of any SAR, which is granted in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate, or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

(b) Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of ISOs, such shorter period as may be applicable under Section 422 of the Code).

(c) Form of Payment Under Awards. Subject to the terms of this Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any such deferral shall be intended to be in compliance with Section 409A of the Code. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.

(d) Nontransferability. Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his or her guardian or legal representative, provided that Awards that are NQSOs may be transferred or assigned by the optionee to the optionee’s spouse or descendent (any such spouse or descendent, an “Immediate Family Member”) or a corporation, partnership, limited liability company or trust so long as all of the stockholders, partners, members or beneficiaries thereof, as the case may be, are either the optionee or the optionee’s Immediate Family Member, provided, further, that (i) there may be no consideration for any such transfer and (ii) subsequent transfers of the transferred NQSO will be prohibited other than by will or the laws of descent and distribution. An Eligible Person’s rights under this Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.

(e) Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with this Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of the Company or its Affiliates.

7.	Performance Awards.

(a) Performance Awards Granted to Covered Employees. If the Committee determines that an Award (other than an Option or SAR) to be granted to an Eligible Person should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award (each, a “Performance Award”) shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(a).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(a). The performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, vested, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, vesting, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units or lines of business of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment

(discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) Share price or total stockholder return; (10) book value; (11) expense ratio; (12) operating income; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries, Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals; Per-Person Limit. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 4(b) or 7(a)(v), as applicable.

(iv) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to the Participant in respect of a Performance Award subject to this Section 7(a). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Service of the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(v) Maximum Annual Cash Award. The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code for any calendar year to any Eligible Person shall not exceed $3,000,000.

(b) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m) of the Code. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Change in Control Provisions. Unless otherwise provided by the Committee at the time of the Award grant, in the event of a Change in Control, each outstanding Award shall either be assumed by the successor company or parent thereof or to be replaced with comparable awards with respect to capital stock of the successor company or parent thereof, such comparability to be determined by the Committee; provided, however , that notwithstanding the foregoing, if an outstanding Award is not so assumed or replaced, then (i) such outstanding Award pursuant to which the Participant may have rights the exercise of which is restricted or limited, shall become fully exercisable at the time of the Change in Control, and (ii) unless the right to lapse of restrictions or limitations is waived or deferred by a Participant prior to such lapse, all restrictions or limitations (including risks of forfeiture and deferrals) on such outstanding Award subject to restrictions or limitations under this Plan shall lapse, and all performance criteria and other conditions to payment of Awards under which payments of cash, Shares or other property are subject to conditions shall be deemed to be achieved or fulfilled at target (if applicable) and shall be waived by the Company at the time of the Change in Control.

9.	General Provisions.

(a) Compliance with Legal and Trading Requirements. This Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under this Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of this Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under this Plan may be subject to such other restrictions on transfer as determined by the Committee.

(b) No Right to Continued Employment or Service. Neither this Plan nor any action taken thereunder shall be construed as giving any employee, consultant or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s, consultant’s or director’s employment or service at any time.

(c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under this Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

(d) Changes to this Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of stockholders of the Company or Participants, except that any such amendment or alteration shall be subject to the approval of the Company’s stockholders (i) to the extent such stockholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such stockholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of this Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

(e) No Rights to Awards; No Stockholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

(f) Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under this Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of this Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g) Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction, and effect of this Plan, any rules and regulations relating to this Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws thereof.

(k) Effective Date; Plan Termination. This Plan became effective as of the Effective Date. This Plan shall terminate as to future awards on May 25, 2020 unless earlier terminated or extended by amendment.

(l) Section 409A. Awards under this Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(m) Change of Domicile. This Plan has been amended and restated to give effect to the Company’s change of its jurisdiction of incorporation from Bermuda to Delaware (the “Domestication”), effective December 31, 2011 (the “Domestication Effective Date”). To the extent that Shares are required to, or may, be issued pursuant to an Award, shares of common stock of XOMA Corporation, a Delaware corporation, will be issued upon exercise or payment of any such Award previously or hereafter granted under this Plan, including Awards that were outstanding prior to the Domestication Effective Date. Until surrendered and exchanged, each certificate delivered to a Participant pursuant to this Plan and evidencing outstanding Shares immediately prior to the Domestication Effective Date shall, for all purposes of this Plan and the Shares, continue to evidence the identical amount and number of outstanding Shares at and after the Domestication Effective Date. After the Domestication Effective Date, the Company may make such modifications in the certificates evidencing (and the form of) the Shares as it deems necessary to reflect the substance of the changes to this Plan relating to the Domestication, but no such modifications shall be necessary to reflect the substance thereof.

(n) Titles and Headings. The titles and headings of the sections in this Plan are for convenience of reference only. In the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

Appendix 2

XOMA CORPORATION

AMENDED 2015 EMPLOYEE STOCK PURCHASE PLAN

(as amended through May 18, 2017, subject to stockholder approval)

The following constitute the provisions of the 2015 Employee Stock Purchase Plan of XOMA Corporation.

1.	Purpose.

The purpose of the Plan (as defined below) is to provide Employees (as defined below) of the Company (as defined below) and its Designated Parents (as defined below) or Subsidiaries (as defined below) with an opportunity to purchase Common Stock (as defined below) of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (as defined below) and the applicable regulations thereunder. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

As used herein, the following definitions shall apply:

(a) “Administrator” means either the Board or a committee of the Board that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.

(b) “Applicable Laws” means the legal requirements relating to the administration of employee stock purchase plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code and the applicable regulations thereunder, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means XOMA Corporation, a Delaware corporation.

(g) “Compensation” means an Employee’s base salary from the Company or one or more Designated Parents or Subsidiaries, including such amounts of base salary as are deferred by the Employee: (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code; or (ii) to a plan qualified under Section 125 of the Code. “Compensation” does not include overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Employee’s behalf by the Company or one or more Designated Parents or Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

(h) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation of the Company in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(i) “Designated Parents or Subsidiaries” means the Parents or Subsidiaries, which have been designated by the Administrator from time to time as eligible to participate in the Plan.

(j) “Effective Date” means May 21, 2015. However, should any Parent or Subsidiary become a Designated Parent or Subsidiary after such date, then the Administrator, in its discretion, shall designate a separate Effective Date with respect to the employee-participants of such Designated Parent or Subsidiary.

(k) “Employee” means any individual, including an officer or director, who is an employee of the Company or a Designated Parent or Subsidiary for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the individual’s employer. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the day that is three (3) months and one (1) day following the start of such leave, for purposes of determining eligibility to participate in the Plan.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” means the last day of each Purchase Period.

(n) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges, including without limitation, the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, its Fair Market Value thereof shall be determined by the Administrator in good faith.

(o) “New Exercise Date” has the meaning set forth in Section 18(b).

(p) “Offer Period” means an Offer Period established pursuant to Section 4 hereof.

(q) “Offering” means an offer under this Plan of an Option that may be exercised during an Offer Period. For purposes of the Plan, all Employees eligible to participate pursuant to Section 3 will be deemed to participate in the same Offering unless the Administrator otherwise determines that Employees of the Company or one or more Designated Parents or Subsidiaries will be deemed to participate in separate Offerings, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Section 1.423-2(a)(1) of the Treasury regulations issued under Section 423 of the Code, the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy Sections 1.423-2(a)(2) and (a)(3) of such Treasury regulations.

(r) “Offering Date” means the first day of each Offer Period.

(s) “Option” means, with respect to each Offer Period, a right to purchase shares of Common Stock on the Exercise Date for such Offer Period in accordance with the terms and conditions of the Plan.

(t) “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u) “Participant” means an Employee of the Company or Designated Parent or Subsidiary who has enrolled in the Plan as set forth in Section 5(a).

(v) “Plan” means this 2015 Employee Stock Purchase Plan.

(w) “Purchase Period” means a period of approximately six months, commencing on December 1 and June 1 of each year and terminating on the next following May 31 and November 30, respectively. The first Purchase Period shall commence on July 1, 2015 and end on November 30, 2015.

(x) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.

(y) “Reserves” means, as of any date, the sum of: (1) the number of shares of Common Stock covered by each then outstanding Option under the Plan which has not yet been exercised; and (2) the number of shares of Common Stock which have been authorized for issuance under the Plan but not then subject to an outstanding Option.

(z) “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Eligibility.

(a) General. Subject to the further limitations in Sections 3(b) and 3(c), any individual who is an Employee on a given Offering Date shall be eligible to participate in the Plan for the Offer Period commencing with such Offering Date. No individual who is not an Employee shall be eligible to participate in the Plan.

(b) Limitations on Grant and Accrual. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the Plan: (i) if, immediately after the grant, such Employee (taking into account stock owned by any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary; or (ii) which permits the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Parents or Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The determination of the accrual of the right to purchase stock shall be made in accordance with Section 423(b)(8) of the Code and the regulations thereunder.

(c) Other Limits on Eligibility. Notwithstanding Subsection (a), above, unless otherwise determined prior to the applicable Offer Date, the following Employees shall not be eligible to participate in the Plan for any relevant Offer Period: (i) Employees whose customary employment is 20 hours or less per week; (ii) Employees whose customary employment is for not more than 5 months in any calendar year; (iii) Employees who have not been employed for such continuous period preceding the Offering Date as the Administrator may require, but in no event shall the required period of continuous employment be equal to or greater than 2 years; and (iv) Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether he or she is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if his or her participation is prohibited under the laws of the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

4.	Offer Periods.

(a) The Plan shall be implemented through overlapping or consecutive Offer Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Section 19 hereof. The maximum duration of an Offer Period shall be twenty-seven (27) months. Initially, the Plan shall be implemented through consecutive Offer Periods of six months duration commencing each December 1 and June 1 following the Effective Date. However, the initial Offer Period shall commence on July 1, 2015 and shall end on November 30, 2015).

(b) A Participant shall be granted a separate Option for each Offer Period in which he or she participates. The Option shall be granted on the Offering Date and shall be automatically exercised in successive installments on the Exercise Dates ending within the Offer Period.

(c) If on the first day of any Purchase Period in an Offer Period in which an Employee is a Participant, the Fair Market Value of the Common Stock is less than the Fair Market Value of the Common Stock on the Offering Date of the Offer Period (after taking into account any adjustment during the Offer Period pursuant to Section 18(a)), the Offer Period shall be terminated automatically and the Participant shall be enrolled automatically in the new Offer Period which has its first Purchase Period commencing on that date, provided the Employee is eligible to participate in the Plan on that date and has not elected to terminate participation in the Plan.

(d) Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Offer Period shall neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Offer Period.

5.	Participation.

(a) An eligible Employee may become a Participant in the Plan by submitting an authorization of payroll deduction (using such form or method (including electronic forms) as the Administrator may designate from time to time) as of a date in advance of the Offering Date for the Offer Period in which such participation will commence, as required by the Administrator for all eligible Employees with respect to a given Offer Period.

(b) Payroll deductions for a Participant shall commence with the first partial or full payroll period beginning on the Offering Date and shall end on the last complete payroll period during the Offer Period, unless sooner terminated by the Participant as provided in Section 10.

6.	Payroll Deductions.

(a) At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made during the Offer Period in amounts between one percent (1%) and not exceeding ten percent (10%) of the Compensation which the Participant receives during the Offer Period.

(b) All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(c) A Participant may discontinue participation in the Plan as provided in Section 10, or may increase or decrease the rate of payroll deductions during the Offer Period by submitting notice of a change of status (using such form or method (including electronic forms) as the Administrator may designate from time to time) authorizing an increase or decrease in the payroll deduction rate. Any increase or decrease in the rate of a Participant’s payroll deductions shall be effective as soon as administratively practicable following the date of the request. A Participant’s payroll deduction authorization (as modified by any change of status notice) shall remain in effect for successive Offer Periods unless terminated as provided in Section 10. The Administrator shall be authorized to limit the number of payroll deduction rate changes during any Offer Period.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions shall be decreased to zero percent (0%). Payroll deductions shall recommence at the rate provided in such Participant’s payroll deduction authorization, as amended, when permitted under Section 423(b)(8) of the Code and Section 3(b), unless such participation is sooner terminated by the Participant as provided in Section 10.

7.	Grant of Option.

On the Offering Date, each Participant shall be granted an Option to purchase (at the applicable Purchase Price) shares of Common Stock; provided: (i) that such Option shall be subject to the limitations set forth in Sections 3(b), 6 and 12; (ii) until otherwise determined by the Administrator, the maximum number of shares of Common Stock a Participant shall be permitted to purchase in any Offer Period shall be 2,500, subject to adjustment as provided in Section 18; and (iii) that such Option shall be subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis), as the Administrator shall determine from time to time. Exercise of the Option shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the Option, to the extent not exercised, shall expire on the last day of the Offer Period with respect to which such Option was granted. Notwithstanding the foregoing, shares subject to the Option may only be purchased with accumulated payroll deductions credited to a Participant’s account in accordance with Section 6. In addition, to the extent an Option is not exercised on each Exercise Date, the Option shall lapse and thereafter cease to be exercisable.

8.	Exercise of Option.

Unless a Participant withdraws from the Plan as provided in Section 10, the Participant’s Option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, by applying the accumulated payroll deductions in the Participant’s account to purchase the number of full shares subject to the Option by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price. No fractional shares will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be carried over to the next Purchase Period or Offer Period, whichever applies, or returned to the Participant, if the Participant withdraws from the Plan. In addition, any amount remaining in a Participant’s account following the purchase of shares on the Exercise Date due to the application of Section 423(b)(8) of the Code or Section 7, shall be returned to the Participant and shall not be carried over to the next Offer Period or Purchase Period. During a Participant’s lifetime, a Participant’s Option to purchase shares hereunder is exercisable only by the Participant.

9.	Delivery.

Upon receipt of a request from a Participant after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the delivery to such Participant, as soon as administratively practicable, of the shares purchased upon exercise of the Participant’s Option.

10.	Withdrawal; Termination of Employment.

(a) A Participant may, by giving notice to the Company (using such form or method (including electronic forms) as the Administrator may designate from time to time), either: (i) withdraw all but not less than all the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s Option under the Plan; or (ii) terminate future payroll deductions, but allow accumulated payroll deductions to be used to exercise the Participant’s Option under the Plan at any time. If the Participant elects withdrawal alternative (i) described above, all of the Participant’s payroll deductions credited to the Participant’s account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal, such Participant’s Option for the Offer Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offer Period. If the Participant elects withdrawal alternative (ii) described above, no further payroll deductions for the purchase of shares will be made during the Offer Period, all of the Participant’s payroll deductions credited to the Participant’s account will be applied to the exercise of the Participant’s Option on the next Exercise Date (subject to Sections 3(b), 6, 7 and 12), and after such Exercise Date, such Participant’s Option for the Offer Period will be automatically terminated and all remaining accumulated payroll deduction amounts shall be returned to the Participant. If a Participant withdraws from an Offer Period, payroll deductions will not resume at the beginning of the succeeding Offer Period unless the Participant enrolls in such succeeding Offer Period. The Administrator may, in its discretion and on a uniform and nondiscriminatory basis, specify procedures for withdrawal.

(b) Upon termination of a Participant’s employment relationship (as described in Section 2(k)) prior to the next scheduled Exercise Date, the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the Option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto under Section 14, and such Participant’s Option will be automatically terminated without exercise of any portion of such Option.

11.	Interest.

No interest shall accrue on the payroll deductions credited to a Participant’s account under the Plan.

12.	Stock.

(a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 265,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If the Administrator determines that on a given Exercise Date the number of shares with respect to which Options are to be exercised may exceed: (x) the number of shares then available for sale under the Plan; or (y) the number of shares available for sale under the Plan on the Offering Date(s) of one or more of the Offer Periods in which such Exercise Date is to occur, the Administrator may make a pro rata allocation of the shares remaining available for purchase on such Offering Dates or Exercise Date, as applicable, and shall either continue the Offer Period then in effect or terminate any one or more Offer Periods then in effect pursuant to Section 19, below. Such allocation method shall be “bottom up,” with the result that all Option exercises for one (1) share shall be satisfied first, followed by all exercises for two (2) shares, and so on, until all available shares have been exhausted. Any amount remaining in a Participant’s payroll account following such allocation shall be returned to the Participant and shall not be carried over to any future Purchase Period or Offer Period, as determined by the Administrator.

(b) A Participant will have no interest or voting right in shares covered by the Participant’s Option until such shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

(c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant.

13.	Administration.

The Plan shall be administered by the Administrator, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan, and to designate separate Offerings for the eligible Employees of the Company and one or more Designated Parents or Subsidiaries, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by Applicable Law, be final and binding upon all persons.

14.	Designation of Beneficiary.

(a) Each Participant will file a designation (using such form or method (including electronic forms) as the Administrator may designate from time to time) of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant (and the Participant’s spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Administrator), the Administrator shall deliver such shares and/or cash to the spouse (or domestic partner, as determined by the Administrator) of the Participant, or if no spouse (or domestic partner) is known to the Administrator, then to the issue of the Participant, such distribution to be made per stirpes (by right of representation), or if no issue are known to the Administrator, then to the heirs at law of the Participant determined in accordance with Section 27.

15.	Transferability.

No payroll deductions credited to a Participant’s account, Options granted hereunder, or any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Administrator may, in its sole discretion, treat such act as an election to withdraw funds from an Offer Period in accordance with Section 10.

16.	Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or hold them exclusively for the benefit of Participants. All payroll deductions received or held by the Company may be subject to the claims of the Company’s general creditors. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall retain at all times beneficial ownership of any investments which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Designated Parent or Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Designated Parent or Subsidiary. The Participants shall have no claim against the Company or any Designated Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

17.	Reports.

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the Reserves, the Purchase Price, the maximum number of shares that may be purchased in any Offer Period or Purchase Period, as well as any other terms that the Administrator determines require adjustment, for: (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock; (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock, including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment, if any, shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the Reserves and the Purchase Price.

(b) Corporate Transactions. In the event of a proposed Corporate Transaction, each Option under the Plan shall be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator, in the exercise of its sole discretion and in lieu of such assumption, determines to shorten the Offer Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Administrator shortens the Offer Period then in progress in lieu of assumption in the event of a Corporate Transaction, the Administrator shall notify each Participant in writing at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that either:

(i) the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offer Period as provided in Section 10; or

(ii) the Company shall pay to the Participant on the New Exercise Date an amount in cash, cash equivalents, or property as determined by the Administrator that is equal to the excess, if any, of (x) the Fair Market Value of the shares subject to the Option over (y) the Purchase Price due had the Participant’s Option been exercised automatically under Subsection (b)(i) above. In addition, all remaining accumulated payroll deduction amounts shall be returned to the Participant.

(c) For purposes of Section 18(b), an Option granted under the Plan shall be deemed to be assumed if, in connection with the Corporate Transaction, the Option is replaced with a comparable Option with respect to shares of capital stock of the successor corporation or Parent thereof. The determination of Option comparability shall be made by the Administrator prior to the Corporate Transaction and its determination shall be final, binding and conclusive on all persons.

19.	Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can adversely affect Options previously granted, provided that the Plan or any one or more Offer Periods then in effect may be terminated by the Administrator on any Exercise Date or by the Administrator establishing a new Exercise Date with respect to any Offer Period and/or Purchase Period then in progress if the Administrator determines that the termination of the Plan or one or more Offer Periods is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant without the consent of affected Participants. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during Offer Periods, change the length of Purchase Periods within any Offer Period, determine the length of any future Offer Period, determine whether future Offer Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish or change Plan or per Participant limits on share purchases, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable and which are consistent with the Plan, in each case to the extent consistent with the requirements of Code Section 423 and other Applicable Laws.

20.	Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

21.	Conditions Upon Issuance of Shares.

Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned Applicable Laws or is otherwise advisable. In addition, no Options shall be exercised or shares issued hereunder before the Plan has been approved by stockholders of the Company as provided in Section 23.

22.	Term of Plan.

The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

23.	Stockholder Approval.

Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

24.	No Employment Rights.

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Designated Parent or Subsidiary, and it shall not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time.

25.	No Effect on Retirement and Other Benefit Plans.

Except as specifically provided in a retirement or other benefit plan of the Company or a Designated Parent or Subsidiary, participation in the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Designated Parent or Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

26.	Effect of Plan.

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

27.	Governing Law.

The Plan is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code, or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties, except to the extent the internal laws of the State of California are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

28.	Dispute Resolution.

The provisions of this Section 28 shall be the exclusive means of resolving disputes arising out of or relating to the Plan. The Company and the Participant, or their respective successors (the “parties”), shall attempt in good faith to resolve any disputes arising out of or relating to the Plan by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Plan shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Alameda) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 28 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

XOMA CORPORATION ATTN: THOMAS BURNS 2910 SEVENTH STREET BERKELEY, CA 94710

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/XOMA2017

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20202-P89113                         KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.					DETACH AND RETURN THIS PORTION ONLY
XOMA CORPORATION
The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. To elect directors, as recommended for nomination by the XOMA Nominating and Corporate Governance Committee; Nominees:	☐	☐	☐
01) James R. Neal 04) Jack L. Wyszomierski 02) W. Denman Van Ness 05) Matthew D. Perry 03) Joseph M. Limber

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.    To amend the XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan (“2010 Plan”) to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the 2010 Plan;

						☐	☐	☐

3. To amend the 2015 Employee Stock Purchase Plan of XOMA (“ESPP”) to increase the number of shares of common stock which may be issued under the ESPP;						☐	☐	☐

4. To ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of XOMA for its fiscal year ending December 31, 2017;						☐	☐	☐

5. To conduct an advisory vote on the compensation of XOMA’s named executive officers;						☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposals:					1 Year	2 Year	3 Year	4 Year

6. To approve, on a non-binding advisory basis, the frequency of holding future advisory votes on executive compensation;					☐	☐	☐	☐

7. To transact such other business as may properly come before the annual meeting or any adjournment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)

Date	V.1.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E20203-P89113

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XOMA CORPORATION

Annual Meeting of Shareholders

May 18, 2017 9:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) James R. Neal and Thomas M. Burns, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of XOMA CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/XOMA2017 at 9:00 AM PDT on May 18, 2017 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

V.1.